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Exhibit 10.1

CREDIT AGREEMENT

KODIAK OIL & GAS (USA) INC.

And

BANK OF THE WEST

September 11, 2008

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Section 8.2. Survival of Agreements; Cumulative Nature	26
Section 8.3. Notices. All	26
Section 8.4. Parties in Interest	27
Section 8.5. Governing Law	27
Section 8.6. Limitation on Interest	27
Section 8.7. Severability	27
Section 8.8. Counterparts	27
Section 8.9. Conflicts	28
Section 8.10. Entire Agreement	28
Section 8.11. Waiver of Jury Trial	28
Section 8.12. USA Patriot Act Notice	29
EXHIBIT A (PROMISSORY NOTE)
EXHIBIT B (ADVANCE REQUEST)
EXHIBIT C (REQUEST FOR ISSUANCE OF LETTER OF CREDIT)
EXHIBIT D (INTEREST RATE ELECTION)
EXHIBIT E (COMPLIANCE REPORT)
SCHEDULE A (BORROWING BASE PROPERTIES)

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 CREDIT AGREEMENT

        THIS CREDIT AGREEMENT, dated as of September 11, 2008, is by and between KODIAK OIL & GAS (USA) INC., a Colorado corporation ("Borrower"), and BANK OF THE WEST, a national banking association ("BOTW").

RECITAL

        Borrower and BOTW desire that this Credit Agreement be executed and delivered in order to provide for the terms upon which BOTW will make available to Borrower a revolving line of credit and will issue letters of credit upon the request of Borrower and by which such revolving line of credit and letters of credit will be governed and repaid.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

I.    DEFINITIONS AND REFERENCES

        SECTION 1.1.    DEFINED TERMS.    As used in this Agreement, each of the following terms shall have the meaning given it in this Section 1.1 or in the sections and subsections referred to below:

        "Adjusted EBITDA" means, for any applicable period: (a) net income for such period, excluding any and all gains and losses from any mark-to-market of unliquidated commodity hedge contracts, any and all gains and losses from the sale of capital assets and any other item properly classified as an "extraordinary item" or the "discontinuance of a business" in accordance with GAAP, plus (b) the following, to the extent, and only to the extent, that they have been deducted in computing net income for such period: interest expenses, income taxes, depreciation, depletion, amortization, exploration expenses and other non-cash and non-recurring charges, all determined in accordance with GAAP.

        "Advance" means an advance of funds by BOTW to or for the account of Borrower pursuant to Section 2.1 below.

        "Affiliate" means, as to any Person, each Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, that Person; provided that, for the purposes of this definition, a Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or control the direction of the management and policies of such entity, whether through the ownership of capital stock, partnership or membership interests or other interests therein, by contract or otherwise, and shall include without limitation any general partner or any controlling stockholder, controlling member or controlling owner thereof.

        "Agreement" means this Credit Agreement.

        "Applicable Environmental Law" means any law, order, rule or regulation pertaining to health or the environment (as the same now exist or are hereafter enacted and/or amended), including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended, hereinafter called "CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980 and the Hazardous and Solid Waste Amendments of 1984 (as amended, hereinafter called "RCRA") and applicable state law.

        "Borrower" means Kodiak Oil & Gas (USA) Inc., a Colorado corporation.

        "Borrower/BOTW Hedging Obligations" means Hedging Obligations incurred by Borrower to BOTW in connection with any one or more hedging transactions of Borrower arranged through BOTW and as to which BOTW is acting as the counterparty.

        "Borrower's Funded Debt Ratio" means, at any time, the ratio of: (a) the outstanding balance at that time of any and all interest-bearing indebtedness owed by Borrower (including without limitation any and all outstanding Advances hereunder and any and all Subordinated Debt); to (b) Borrower's Tangible Net Worth.

        "Borrower's Tangible Net Worth" means, at any time, as to Borrower:

          (a)   the equity in Borrower owned by the members, shareholders, partners or other owners of Borrower, determined in accordance with GAAP (excluding assets and liabilities resulting from any mark-to-market of unliquidated commodity hedge contracts), less

          (b)   goodwill and any and all other intangible assets of Borrower, determined in accordance with GAAP.

        "Borrowing Base" means, at any time, the aggregate loan value of all Borrowing Base Properties, as then most recently determined by BOTW, in its sole discretion, pursuant to Section 2.8 below, using such assumptions as to pricing, discount factors, discount rates, expenses and other factors as BOTW customarily uses as to borrowing base oil and gas loans at the time of such determination, such amount to be included in a Borrowing Base Notice sent to Borrower; provided that the Borrowing Base shall be set at $5,000,000 as of the date of this Agreement.

        "Borrowing Base Notice" means a written notice sent to Borrower by BOTW notifying Borrower of the Borrowing Base determined by BOTW for the upcoming Borrowing Base Period or other period.

        "Borrowing Base Period" means: (a) the time period from the date of this Agreement through October 31, 2008; (b) thereafter, each six-month period beginning on May 1 or November 1 of each year, until the latest May 1 or November 1 preceding the Maturity Date (Revolving); and (c) thereafter, the time period from the latest May 1 or November 1 preceding the Maturity Date (Revolving) through the Maturity Date (Revolving).

        "Borrowing Base Properties" means any and all interests of Borrower, whether now owned or hereafter acquired, in any and all oil and/or gas properties, wells, gathering systems, processing plants and other rights and assets relating to the oil and gas leases, in each case as set forth on Schedule A attached hereto and made a part hereof, to which BOTW now or hereafter gives value in determining the Borrowing Base.

        "Borrowing Base Usage" means, as of the close of business on any Business Day, the ratio of: (a)(1) the aggregate amount of all Advances outstanding hereunder, including any Advances made on that Business Day, plus (2) the sum of the face amounts of all Letters of Credit, including any Letters of Credit issued on that Business Day, to (b) the Borrowing Base in effect at that time.

        "Business Day" means: (a) with respect to the making, prepaying, repaying or issuance of, or otherwise relating to, any LIBOR Tranche, any day which is not a Saturday, a Sunday or a legal holiday on which commercial banks are authorized or required to be closed in Denver, Colorado, in San Francisco, California or in New York, New York and which is also a day on which dealings are carried on in the London interbank eurocurrency market, and (b) for all other purposes hereof, any day which is not a Saturday, a Sunday or a legal holiday on which commercial banks are authorized or required to be closed in Denver, Colorado or in San Francisco, California.

        "Collateral" means all tangible or intangible real or personal property which, under the terms of any Security Document, is or is purported to be covered thereby or subject thereto.

        "Commitment Amount" means, at any time, the lesser of: (a) the Maximum Loan Amount, or (b) the Borrowing Base at that time.

        "Commitment Fee Rate" means, for any day, 0.50 percentage points per annum.

        "Current Ratio" means, at any time and from time to time, the ratio of: (a) Borrower's current assets (including as a current asset any unused availability under the Revolving Loan, but excluding assets resulting from any mark-to-market of unliquidated commodity hedge contracts); to (b) the sum of Borrower's current liabilities (excluding current maturities of the Revolving Loan and liabilities resulting from any mark-to-market of unliquidated commodity hedge contracts), all determined in a manner consistent with GAAP.

        "Debt" means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether primary or secondary, direct or indirect, absolute or contingent.

        "Default" means any Event of Default and any default, event or condition which would, with the giving of any requisite notice and/or the passage of time, constitute an Event of Default.

        "Distribution" means any distribution payable in cash or property to any shareholder of Borrower, or any purchase, redemption or retirement of, or other payment with respect to, any equity interest in Borrower.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

        "ERISA Plan" means any employee pension benefit plan subject to Title IV of ERISA maintained by any Obligated Person or any Affiliate of any Obligated Person with respect to which any Obligated Person or any Affiliate of any Obligated Person has a fixed or contingent liability.

        "Event of Default" has the meaning given such term in Section 7.1 below.

        "Extended Hedging Repayment Date" means, with respect to any Borrower/BOTW Hedging Obligation payable on any particular Hedging Settlement Date, such later date (if any such later date is agreed to by the parties in the relevant confirmation or other document delivered pursuant to or in connection with the ISDA Agreement) to which Borrower's obligation to make payment or delivery is extended.

        "Fiscal Quarter" means a three-month period ending on the last day of March, June, September or December of any year.

        "Fiscal Year" means a twelve-month period ending on December 31 of any year.

        "GAAP" means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of Borrower: (a) are applied for all periods in a consistent manner, and (b) are consistently applied for all periods after the date hereof so as to properly reflect the financial condition, and the results of operations and changes in financial position, of Borrower.

        "Guarantor" means Kodiak Oil & Gas Corporation or any other guarantor of the Borrower's obligations hereunder, as applicable.

        "Guaranty" means the Guaranty by Corporation dated as of the date hereof executed and delivered by the Guarantor, together with any joinders thereto and any other guaranty agreement executed by the subsidiaries of Borrower, in each case in form and substance reasonably satisfactory to BOTW.

        "Hedging Obligations" means, with respect to any Person, all liabilities of such Person under commodity hedge, commodity swap, exchange, collar or cap agreements, fixed price agreements and all other agreements and arrangements designed to protect such Person against changes in interest rates and currency exchange rates and fluctuations in the price of oil, gas, hydrocarbons or other commodities.

        "Hedging Settlement Date" means, with respect to any Borrower/BOTW Hedging Obligation, the first date upon which, under the ISDA Agreement (and without consideration of any extensions granted thereunder or in connection therewith), payment or delivery is due from Borrower to BOTW for any amount payable in respect of such Borrower/BOTW Hedging Obligation.

        "Initial Advance" means the first Advance of the Revolving Loan.

        "Initial Engineering Report" means the engineering report dated February 27, 2008, covering some or all of the initial Borrowing Base Properties, prepared by Borrower.

        "Initial Financial Statement" means the financial statement of Borrower for the Fiscal Year ended December 31, 2007 and Fiscal Quarter ended June 30, 2008, a copy of which has heretofore been delivered by Borrower to BOTW.

        "Interest Coverage Ratio" means, as of the end of any Fiscal Quarter, the ratio of: (a) Borrower's Adjusted EBITDA for the four consecutive Fiscal Quarters ending on that date; to (b) Borrower's interest due under all interest-bearing indebtedness owed by Borrower (including without limitation any and all outstanding Advances hereunder and any and all Subordinated Debt) for the four consecutive Fiscal Quarters ending on that date.

        "Interest Rate Election" means an election delivered by Borrower to BOTW from time to time in the form of Exhibit D attached hereto and made a part hereof.

        "ISDA Agreement" means an ISDA Master Agreement hereafter entered into between Borrower and BOTW governing hedging transactions arranged by BOTW on behalf of Borrower and as to which BOTW is named as the counterparty.

        "Letter of Credit" means a standby letter of credit issued by BOTW pursuant to Section 2.1 below.

        "Letter of Credit Fee Rate" means, for any day, the LIBOR Spread then in effect for such day.

        "LIBOR (Adjusted)" means, with respect to each LIBOR Tranche and the related LIBOR Interest Period, the rate of interest per annum (rounded, if necessary, upwards to the next higher 1/100%) determined pursuant to the following formula:

LIBOR (Adjusted) =	LIBOR (Unadjusted) 1.00 - LIBOR Reserve Percentage

        "LIBOR Interest Period" means, with respect to each LIBOR Tranche, a time period of one, two, three or six months, as specified in the Interest Rate Election submitted by Borrower pursuant to Section 2.2(b) below with respect thereto, beginning on and including the date specified in such Interest Rate Election (which must be a Business Day) and ending on (but not including, for the purpose of computing the number of days in the LIBOR Interest Period) the date which corresponds numerically to such beginning date one, two, three or six months thereafter (or if such month has no numerically corresponding date, on the last Business Day of such month); provided that each LIBOR Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless such next succeeding Business Day is the first Business Day of a calendar month, in which case such LIBOR Interest Period shall end on the Business Day next preceding such numerically corresponding day. No LIBOR Interest Period may be elected which would end after the Maturity Date (Revolving).

        "LIBOR Reserve Percentage" means, with respect to any LIBOR Interest Period, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the Board of Governors of the Federal Reserve System and then applicable to assets or liabilities consisting of and including "Eurocurrency Liabilities", as currently defined in Regulation D of the Board of Governors of the Federal Reserve System, having a term approximately equal or comparable to such LIBOR Interest Period.

        "LIBOR Spread" means, with respect to any LIBOR Tranche, the following: (a) if the Borrowing Base Usage is less than or equal to 50 percent as of the close of business on the first day of the LIBOR Interest Period for such LIBOR Tranche, 1.50 percentage points per annum; (b) if the Borrowing Base Usage is greater than 50 percent as of the close of business on the first day of the LIBOR Interest Period for such LIBOR Tranche, 2.00 percentage points per annum.

        "LIBOR Tranche" means a portion of the Revolving Loan outstanding for a specific LIBOR Interest Period and bearing interest at a fixed rate based upon LIBOR (Adjusted).

        "LIBOR (Unadjusted)" means, with respect to each LIBOR Tranche and the related LIBOR Interest Period, the rate of interest per annum determined by BOTW from Telerate page 3750 (or any successor thereto) as of two Business Days prior to the first day of such LIBOR Interest Period, in accordance with its customary practices, to be representative of the rates at which deposits of U.S. dollars are being offered in the London interbank eurocurrency market for delivery on the first day of such LIBOR Interest Period in an amount equal or comparable to the amount of such LIBOR Tranche and for a period of time equal or comparable to the length of such LIBOR Interest Period. LIBOR (Unadjusted), as determined by BOTW with respect to a particular LIBOR Tranche, shall be fixed at such rate for the duration of the associated LIBOR Interest Period. If BOTW is unable so to determine LIBOR (Unadjusted) for any LIBOR Tranche, or if the associated LIBOR (Adjusted) would exceed the maximum rate of interest, if any, then permitted to be charged on the Note under applicable law, Borrower shall be deemed to have elected to have included in the Prime Rate Portion the portion of the Revolving Loan that would otherwise have been included in such LIBOR Tranche.

        "Lien" means, with respect to any property or assets, any right or interest therein of a creditor to secure Debt owed to him or any other arrangement with such creditor which provides for the payment of such Debt out of such property or assets or which allows him to have such Debt satisfied out of such property or assets prior to the general creditors of any owner thereof, including without limitation any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, or any other charge or encumbrance for security purposes, whether arising by law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business.

        "Loan Documents" means this Agreement, the Security Documents, the Note, the Guaranty, applications for Letters of Credit, Advance requests and all other agreements, certificates, legal opinions and other documents, instruments and writings heretofore or hereafter delivered in connection herewith or therewith.

        "Material Adverse Change" means any material adverse change in the business, operations, properties, results of operations, condition (financial or otherwise), or prospects of Borrower or the Guarantor, taken as a whole.

        "Maturity Date (Revolving)" means the earlier of: (a) September 11, 2010, or (b) such date on which the Revolving Loan is due and payable in full by reason of the occurrence of an Event of Default, as established pursuant to Section 7.1 below.

        "Maximum Loan Amount" means $20,000,000.

        "Note" means a promissory note in the form of Exhibit A attached hereto and made a part hereof, duly executed and delivered by Borrower, which promissory note shall evidence Borrower's obligation to repay the Revolving Loan.

        "Obligated Person" means Borrower or any other Person now or hereafter liable for repayment of any or all of the Obligations, whether by guaranty or otherwise.

        "Obligations" means all Debt from time to time owing by Borrower to BOTW under or pursuant to any of the Loan Documents and any Borrower/BOTW Hedging Obligations. "Obligation" means any part of the Obligations.

        "Oil and Gas Interests" means any and all oil and/or gas properties, wells, leases, gas gathering systems, processing plants and other related real and/or personal property and interests now or hereafter owned by Borrower.

        "Outstanding Balance" means, at any time, the outstanding principal balance of all Advances at that time plus the sum of the face amounts of all outstanding Letters of Credit at that time.

        "Overborrowed Condition" means, at any time, a condition whereby the outstanding principal balance of all Advances made hereunder plus the sum of the face amounts of all Letters of Credit outstanding hereunder exceeds the Commitment Amount.

        "Payment Date" means the last Business Day of each calendar month, commencing September 30, 2008.

        "Person" means an individual, corporation, partnership, association, joint-stock company, trust or trustee thereof, estate or executor thereof, limited liability company, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

        "Prime Rate" means the fluctuating interest rate per annum determined from time to time by BOTW at its principal office in San Francisco, California, in its sole discretion, and amended as the "Prime Rate" (which may not be the lowest interest rate charged by BOTW), adjusted effective as of the effective date of any change in the " Prime Rate" so determined and amended by BOTW (or any successor thereto). The "Prime Rate" is five percent (5.00%) per annum as of the date hereof.

        "Prime Rate Portion" means the portion of the Revolving Loan bearing interest based upon the Prime Rate.

        "Prime Rate Spread" means, for any day, the following: (a) if the Borrowing Base Usage is less than or equal to 50 percent as of the close of business on the preceding Business Day, 0.00 percentage points per annum; (b) if the Borrowing Base Usage is greater 50 percent as of the close of business on the preceding Business Day, 0.25 percentage points per annum.

        "Release Date" means the earlier of the following two dates: (a) the date on which the Obligations have been paid and performed in full and the Security Documents have been released of record, or (b) the date on which the liens of the Security Documents have been foreclosed or a deed in lieu of such foreclosure has become fully effective and has been recorded.

        "Revolving Loan" has the meaning given such term in Section 2.1 below.

        "Security Documents" means all security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by any or all of the Obligated Persons or any other person to BOTW in connection with this Agreement or any transaction contemplated hereby, to secure or guaranty the payment of any part of the Obligations or the performance of any other duties and obligations of any or all of the Obligated Persons under the Loan Documents, whenever made or delivered.

        "Subordinated Debt" means indebtedness or other obligations of Borrower in amounts satisfactory to BOTW, to the extent that the rights of the holders thereof to enforce the indebtedness and other obligations of Borrower thereunder have been subordinated to the rights of BOTW hereunder or in connection herewith by subordination agreements executed by the holders of the Subordinated Debt and satisfactory in form and substance to BOTW.

        SECTION 1.2.    INCORPORATION OF EXHIBITS.    All Exhibits attached to this Agreement are a part hereof for all purposes.

        SECTION 1.3.    AMENDMENT OF DEFINED INSTRUMENTS.    Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions and modifications of such agreement, instrument or document, provided that nothing contained in this section shall be construed to authorize any such renewal, extension or modification.

        SECTION 1.4.    REFERENCES AND TITLES.    All references in this Agreement to Exhibits, Schedules, articles, sections, subsections and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words "this Agreement", "this instrument", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases "this section" and "this subsection" and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word "or" has the inclusive meaning frequently identified by the phrase "and/or". Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

        SECTION 1.5.    CALCULATIONS AND DETERMINATIONS.    All interest accruing under the Loan Documents shall be calculated on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. Unless otherwise expressly provided herein or unless BOTW otherwise consents, all financial statements and reports furnished to BOTW hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in a manner consistent with the accounting system used in the preparation of the Initial Financial Statement of Borrower or with another accounting system agreed to in writing by BOTW.

II.    THE LOANS

        SECTION 2.1.    THE REVOLVING LOAN.

          (a)   Subject to the other terms and conditions of this Agreement, BOTW agrees to: (1) make Advances to Borrower from time to time requested upon written notice to BOTW from Borrower no later than noon, Denver time, at least one Business Day prior to any Advance, and (2) issue Letters of Credit from time to time requested upon written notice to BOTW from Borrower no later than three Business Days prior to the date of issuance of such Letter of Credit.

          (b)   Each request by Borrower for an Advance shall be in the form of Exhibit B attached hereto and made a part hereof. Each request by Borrower for the issuance of a Letter of Credit shall be in the form of Exhibit C attached hereto and made a part hereof and shall be accompanied by an application for issuance of a letter of credit on BOTW's then-standard form, duly executed by Borrower.

          (c)   BOTW shall not have any obligation to: (1) make an Advance on or after the Maturity Date (Revolving), (2) issue or renew a Letter of Credit which expires after the Maturity Date (Revolving), (3) issue a LIBOR Tranche as to which the LIBOR Interest Period does not expire prior to the Maturity Date (Revolving), (4) issue a LIBOR Tranche at any time when five (5) or more prior LIBOR Tranches remain outstanding, (5) make an Advance in an amount less than $100,000 or such lesser amount as may constitute the entire remaining availability of the Revolving

  Loan, (6) issue a LIBOR Tranche in an amount less than $1,000,000, (7) issue or renew a Letter of Credit if, after such Letter of Credit is issued or renewed, the aggregate of the face amounts of all Letters of Credit outstanding would exceed the Borrowing Base, or (8) make an Advance or issue or renew a Letter of Credit if, after such Advance is made or such Letter of Credit is issued or renewed, the Outstanding Balance would exceed the Commitment Amount.

          (d)   Each payment by BOTW under a Letter of Credit shall be deemed to be an Advance included in the Prime Rate Portion, bearing interest from the date of such payment, shall be entitled to all benefits of the Security Documents and shall be subject to all terms of this Agreement and any and all other applicable Loan Documents.

          (e)   The Advances and Letters of Credit described in this Section 2.1 shall be herein collectively referred to as the "Revolving Loan". Within the limitations set forth in this Section 2.1 and subject to the other terms and provisions of this Agreement, Borrower may borrow, repay and reborrow the Revolving Loan hereunder.

        SECTION 2.2.    THE NOTE; ISDA AGREEMENT; INTEREST.

          (a)   Borrower's obligation to repay the Revolving Loan, with interest thereon, shall be evidenced by the Note. Borrower shall enter into the ISDA Agreement with BOTW. In the event any provision contained in the Note or the ISDA Agreement conflicts with a provision contained in this Agreement, the provisions of this Agreement shall control.

          (b)   At any time and from time to time hereafter, if Borrower desires to include in a LIBOR Tranche all or any portion of the Revolving Loan which is not already included in a LIBOR Tranche for the relevant time period, Borrower shall deliver an Interest Rate Election to BOTW at least three Business Days prior to the first day of the requested LIBOR Interest Period, specifying the dollar amount it desires to have included in the LIBOR Tranche, the first day of the requested LIBOR Interest Period and the duration of the requested LIBOR Interest Period. Any portion of the Revolving Loan that is not included in a LIBOR Tranche shall be included in the Prime Rate Portion.

          (c)   (1) Except as otherwise provided in (3) below, interest on each LIBOR Tranche shall accrue at a fixed annual rate equal to LIBOR (Adjusted) with respect to such LIBOR Tranche plus the applicable LIBOR Spread. (2) Except as otherwise provided in (3) below, interest on the Prime Rate Portion shall accrue at a fluctuating annual rate equal to the Prime Rate plus the applicable Prime Rate Spread. (3) From and after the occurrence, and during the continuance, of any Event of Default hereunder, interest on overdue principal and (to the extent permitted under applicable law) overdue interest, whether caused by acceleration of maturity or otherwise, shall accrue, from the date of occurrence of the Event of Default until the date the Event of Default is cured, at a fluctuating annual rate equal to the Prime Rate plus three percentage points per annum.

          (d)   Interest accrued on the Prime Rate Portion shall be due and payable on each Payment Date. Interest accrued on each LIBOR Tranche shall be due and payable on the last day of the LIBOR Interest Period for such LIBOR Tranche; except, in the case of any LIBOR Tranche having a LIBOR Interest Period in excess of three months, the then-accrued interest on such LIBOR Tranche shall be due and payable on the three-month anniversary of the first day of such LIBOR Interest Period and then on the last day of the LIBOR Interest Period for such LIBOR Tranche.

          (e)   Any then-outstanding interest on the Revolving Loan shall be due and payable not later than the Maturity Date (Revolving).

        SECTION 2.3.    MANDATORY PRINCIPAL PAYMENTS.

          (a)   If, at any time, the Outstanding Balance shall exceed the Commitment Amount, Borrower shall, not later than 30 days after written notice thereof from BOTW: (1) pay the excess to BOTW in a lump sum; or (2) commence (and thereafter continue) an amortization schedule under which Borrower repays an amount at least equal to the excess in six equal monthly principal installments on the last Business Day of each calendar month, which amounts shall be in addition to the monthly interest payments and any other principal payments otherwise due, such that the entire excess is paid within six months; or (3) execute and deliver to BOTW additional mortgages, supplements to mortgages or other instruments in form and substance reasonably satisfactory to BOTW, by which Borrower mortgages, pledges or hypothecates to BOTW, or creates a security interest in for the benefit of BOTW, sufficient additional Oil and Gas Interests to induce BOTW to make a redetermination of the Borrowing Base such that the Commitment Amount is increased to an amount no less than the Outstanding Balance.

          (b)   The outstanding principal balance of the Revolving Loan, together with all unpaid fees and expenses relating thereto, shall be due and payable not later than the Maturity Date (Revolving).

        SECTION 2.4.    VOLUNTARY PREPAYMENTS.    Borrower shall have the right to prepay the Revolving Loan at any time, in whole or in part, without penalty or premium (except as otherwise described in Section 3.5 below).

        SECTION 2.5.    TERMINATION OF AGREEMENT.    Borrower shall have the right at any time and from time to time, upon not less than three Business Days' prior written notice to BOTW, to terminate this Agreement. Upon any termination of this Agreement, Borrower shall, at the time of such termination, prepay the Revolving Loan in full, including without limitation all principal, interest, fees, costs and expenses payable hereunder or in connection herewith, and cause all outstanding Letters of Credit and all outstanding Borrower/BOTW Hedging Obligations to be terminated and BOTW released from any and all liabilities thereunder or in connection therewith. Any such prepayment shall be without penalty or premium (except as otherwise described in Section 3.5 below).

        SECTION 2.6.    PAYMENTS TO BOTW.    Borrower will pay to BOTW each payment which Borrower owes under the Loan Documents not later than 12:00 noon, Denver time, on the due date, in lawful money of the United States of America and in immediately available funds. Any payment received after such time will be deemed to have been made on the next following Business Day. Except as otherwise provided in this Agreement as to LIBOR Tranches, should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be due and payable thereon for the period of such extension. Each payment under a Loan Document shall be due and payable at the place provided therein or, if no specific place of payment is provided, shall be due and payable at the place of payment of the Note.

        SECTION 2.7.    USE OF PROCEEDS.    In no event shall the proceeds of the Revolving Loan be used directly or indirectly for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any "margin stock" (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock or margin securities. Borrower represents and warrants to BOTW that Borrower is not engaged principally, or as one of its important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock. The proceeds of the Revolving Loan shall be used solely for the funding of capital expenditures relating to the acquisition, exploration, drilling, development and/or workover of oil and gas properties by Borrower, general working capital purposes, the issuance of Letters of Credit on terms reasonably acceptable to BOTW and other uses in the ordinary course of Borrower's business.

        SECTION 2.8.    BORROWING BASE PROCEDURES.    Based upon the engineering reports submitted by Borrower pursuant to Section 6.1(b) below and upon such other information and data as BOTW deems relevant, BOTW will redetermine the Borrowing Base as of the first day of each Borrowing Base Period. BOTW and Borrower shall each have the option to request one (1) unscheduled interim Borrowing Base review in between each scheduled review date. BOTW shall advise Borrower of each redetermination of the Borrowing Base by providing to Borrower a Borrowing Base Notice approximately ten (10) days prior to the effectiveness of the redetermined Borrowing Base; provided that if, due to any failure by Borrower to submit in a timely manner any engineering report or other information required to be submitted by Borrower hereunder or, if requested in writing by BOTW, any additional information or data needed in connection with a redetermination of the Borrowing Base or due to any other reason beyond the control of BOTW, BOTW does not provide a Borrowing Base Notice at the time described above, then, unless BOTW gives notice to the contrary to Borrower, the Borrowing Base from the previous period shall be carried over into the new period until a Borrowing Base Notice has been sent to Borrower by BOTW.

III.    SECURITY; FEES; LIBOR PROVISIONS; TAXES; INCREASED CAPITAL

        SECTION 3.1.    THE SECURITY.    The Obligations will be secured on a pari passu basis by any and all Security Documents executed and delivered contemporaneously with the execution and delivery of this Agreement and any additional Security Documents hereafter delivered by any Obligated Person and accepted by BOTW. The Liens provided by the Security Documents shall be senior to and have priority over any other Liens which may arise contemporaneously with or subsequent to the execution of this Agreement.

        SECTION 3.2.    PERFECTION AND PROTECTION OF SECURITY INTERESTS AND LIENS.    Borrower will from time to time deliver to BOTW any amendments, financing statements, continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by Borrower in form and substance reasonably satisfactory to BOTW, which BOTW may request for the purpose of perfecting, confirming or protecting BOTW's Liens and other rights in the Collateral.

        SECTION 3.3.    BANK ACCOUNTS AND OFFSET.    To secure the repayment of the Obligations, Borrower hereby grants to BOTW a security interest, a lien, and a right of offset, each of which shall be upon and against: (a) any and all moneys, securities or other property (and the proceeds therefrom) of Borrower now or hereafter held or received by or in transit to BOTW from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of Borrower with BOTW, and (c) any other credits and claims of Borrower at any time existing against BOTW, including without limitation claims under certificates of deposit. Upon the occurrence of any Event of Default, BOTW is hereby authorized to foreclose upon, offset, appropriate, and apply, at any time and from time to time, without notice to Borrower other than any notice required under Section 7.1, any and all items hereinabove referred to against the Obligations (whether or not such Obligations are then due and payable).

        SECTION 3.4.    FEES.

          (a)   Borrower shall pay to BOTW, for the time period commencing on the date hereof through the Maturity Date (Revolving), on the last day of each calendar quarter prior to the Maturity Date (Revolving) (or, if such last day is not a Business Day, on the next succeeding Business Day), commencing with the calendar quarter ending September 30, 2008, and on the Maturity Date (Revolving) (or, if the Maturity Date (Revolving) is not a Business Day, on the next succeeding Business Day), for the time period from the end of the last such calendar quarter through the Maturity Date (Revolving), a commitment fee in an amount equal to: (1) the

  Commitment Fee Rate, times (2) the excess, if any, of the Commitment Amount, over the sum of the aggregate outstanding principal balance of all Advances plus the face amounts of all outstanding Letters of Credit, computed on a daily basis for such calendar quarter or other time period, times (3) the length of such calendar quarter or other time period, expressed as a fraction of a year.

          (b)   Borrower shall pay to BOTW with respect to each Letter of Credit a fee in an amount equal to the greater of: (1)(A) the applicable Letter of Credit Fee Rate, as in effect for the Business Day on which such Letter of Credit is issued, times (B) the face amount of such Letter of Credit, times (C) the term of such Letter of Credit, expressed in years, or (2) $500.00, which fee shall be due and payable at the time of issuance (and again at the time of any renewal) of such Letter of Credit. Any amendment, transfer, negotiation or other fees related to each Letter of Credit will be paid by Borrower for the account of the issuing bank, upon the terms of the issuing bank's then current fee policy.

          (c)   Contemporaneously with any and all subsequent increases in the Borrowing Base hereunder, Borrower shall pay to BOTW a fee in an amount equal to: (1) 0.0025, times (2) the incremental amount by which the Borrowing Base is then increased.

          (d)   Upon the execution and delivery of this Agreement, Borrower shall pay to BOTW a loan origination fee in the amount of $12,500.

        SECTION 3.5.    SPECIAL LIBOR PROVISIONS.

          (a)   If BOTW shall reasonably determine (which determination shall, upon notice thereof to Borrower, be conclusive and binding upon Borrower and BOTW) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority having jurisdiction asserts that it is unlawful, for BOTW to fund, continue or maintain any LIBOR Tranche, the obligation of BOTW to fund, continue or maintain any such LIBOR Tranche shall, upon such determination, forthwith be suspended until BOTW shall notify Borrower that the circumstances causing such suspension no longer exist, and all LIBOR Tranches shall automatically be converted into the Prime Rate Portion at the end of the then-current LIBOR Interest Periods with respect thereto or sooner, if required by such law or assertion.

          (b)   If BOTW shall reasonably determine that:

            (1)   U.S. Dollar deposits in the relevant amount and for the relevant LIBOR Interest Period are not available to BOTW in its relevant market; or

            (2)   By reason of circumstances affecting BOTW's relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Tranches;

  then, upon notice from BOTW to Borrower, the obligation of BOTW to include any portion of the Revolving Loan in a LIBOR Tranche shall forthwith be suspended until BOTW shall notify Borrower that the circumstances causing such suspension no longer exist.

          (c)   Borrower agrees to reimburse BOTW for any increase in the cost to BOTW of, or any reduction in the amount of any sum receivable by BOTW in respect of, funding, continuing or maintaining (or of its obligation to fund, continue or maintain) any LIBOR Tranche; provided that the foregoing shall not apply to increases resulting from general increases in interest rates or general increases in BOTW's administrative expenses or overhead costs. BOTW shall promptly notify Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate BOTW for such increased cost or reduced amount. Such additional amount shall be due and payable by Borrower to BOTW within fifteen days of Borrower's receipt of such notice, and such notice shall, in the absence of clear error, be conclusive and binding on Borrower.

          (d)   In the event BOTW shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by BOTW to fund, continue or maintain any portion of the principal amount of any LIBOR Tranche) as a result of:

            (1)   Any conversion, repayment or prepayment (whether voluntary or mandatory) of the principal amount of any LIBOR Tranche on a date other than the scheduled last day of the LIBOR Interest Period applicable thereto; or

            (2)   Any requested LIBOR Tranche not being funded as a LIBOR Tranche in accordance with the provisions of this Agreement or the Interest Rate Election therefor, unless due to circumstances beyond Borrower's control;

  then, upon the written notice by BOTW to Borrower, Borrower shall, within fifteen days of receipt thereof, pay BOTW such amount as will (in the reasonable determination of BOTW) reimburse BOTW for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of clear error, be conclusive and binding upon Borrower.

        SECTION 3.6.    INCREASED CAPITAL COSTS.    If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by BOTW or any Person controlling BOTW, and BOTW reasonably determines that the rate of return on its or such controlling Person's capital as a consequence of the Revolving Loan is reduced to a level below that which BOTW or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by BOTW to Borrower, Borrower hereby agrees to pay to BOTW, within fifteen days of the effective date of such notice, such additional amount (as may be reasonably determined by BOTW) sufficient to compensate BOTW or such controlling Person for such reduction in rate of return. A statement to Borrower by BOTW as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of clear error, be conclusive and binding upon Borrower.

        SECTION 3.7.    TAXES.    All payments by Borrower of principal of, and interest on, the Revolving Loan and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by BOTW's net income or receipts (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, Borrower will:

          (a)   Pay directly to the relevant authority the full amount required to be so withheld or deducted;

          (b)   Promptly forward to BOTW an official receipt or other documentation reasonably satisfactory to BOTW evidencing such payment to such authority; and

          (c)   Pay BOTW such additional amount or amounts as may be necessary to ensure that the net amount actually received by BOTW will equal the full amount BOTW would have received had no such withholding or deduction been required.

        Moreover, if any Taxes are directly asserted against BOTW with respect to any payment received by BOTW hereunder, BOTW may pay such Taxes and Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as may be necessary in order that the net amount received by BOTW after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount BOTW would have received had not such Taxes been asserted.

        If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to BOTW the required receipts or other required documentary evidence, then Borrower shall indemnify, save and hold harmless BOTW from and against any incremental Taxes, interest or penalties that may become payable by BOTW as a result of any such failure.

        SECTION 3.8.    OBLIGATIONS ABSOLUTE.    The obligation of Borrower to repay any amount drawn on BOTW pursuant to the terms of a Letter of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

          (a)   The existence of any claim, set-off, defense or other right which Borrower may have at any time against any beneficiary of a Letter of Credit (or any Person for whom any such beneficiary may be acting) or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or any unrelated transactions;

          (b)   Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; or

          (c)   Payment by BOTW under any Letter of Credit against presentation of a draft or certificate which does not comply in all material respects with the terms of such Letter of Credit.

        Payment by Borrower of a reimbursement obligation in connection with a Letter of Credit issued pursuant to this Agreement shall not be deemed a waiver of any rights of Borrower against BOTW under Section 3.10(d) below.

        SECTION 3.9.    INDEMNIFICATION.    Borrower hereby indemnifies and holds harmless BOTW from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which BOTW may incur (or which may be claimed against BOTW by any Person) by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit; provided, however, that Borrower shall not be required to indemnify BOTW for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful misconduct, bad faith or gross negligence of BOTW in connection with paying a draft presented under a Letter of Credit. Nothing in this Section 3.9 is intended to limit the obligation of Borrower to repay any amount drawn on BOTW pursuant to the terms of a Letter of Credit.

        SECTION 3.10.    LIABILITY OF BOTW.    Borrower assumes all risks of the acts or omissions of any beneficiary or permitted transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither BOTW nor any of its employees, officers or directors shall be liable or responsible for:

          (a)   The use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary or transferee thereof in connection therewith;

          (b)   The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; or

          (c)   Any other circumstance whatsoever in making or failing to make payment under the Letter of Credit, except only that Borrower shall have a claim against BOTW, and BOTW shall be liable to Borrower, to the extent, but only to the extent, of any direct (as opposed to consequential) damages suffered by Borrower which were caused by:

            (1)   BOTW's willful misconduct, bad faith or gross negligence in connection with the Letter of Credit; or

            (2)   BOTW's bad faith or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit.

IV.    CONDITIONS PRECEDENT TO LOANS

        SECTION 4.1.    INITIAL CONDITIONS PRECEDENT.    BOTW shall have no obligation to make the Initial Advance or any subsequent Advance or to issue any Letter of Credit unless BOTW shall have received all of the following at its office in Denver, Colorado, duly executed and delivered and in form, substance and date satisfactory to BOTW:

          (a)   The Note.

          (b)   An "Omnibus Certificate" of an officer, shareholder or director of Borrower, which shall contain the names and signatures of the officers, shareholders or directors of Borrower authorized to execute Loan Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (1) a copy of the certificate of incorporation of Borrower and all amendments thereto, (2) a copy of the bylaws of Borrower and all amendments thereto, and (3) a copy of the resolutions of the shareholders or directors of Borrower, as applicable, authorizing this Agreement and the transactions contemplated hereby.

          (c)   A "Compliance Certificate" of an officer, shareholder or director of Borrower in which such person certifies to the satisfaction of the conditions set out in subsections (a), (b), and (c) of Section 4.2 below.

          (d)   The Security Documents.

          (e)   The Guaranty.

          (f)    Such title opinions, supplemental title opinions, UCC searches and other title information concerning Borrower's title to at least eighty percent (80%) of the value of the Borrowing Base Properties or any portions thereof as may be satisfactory to BOTW.

          (g)   Evidence that the Collateral has been and continues to be operated in a reasonable and prudent manner without giving rise to any liabilities or obligations under any Applicable Environmental Law.

          (h)   The fee payable upon the execution and delivery of this Agreement pursuant to Section 3.4(d) above and, if so requested by BOTW, advance reimbursement for BOTW's estimated legal fees and other expenses incurred in connection herewith.

          (i)    The financial statements of Borrower, provided that the format of any audited financial statements of Borrower are hereby deemed satisfactory to BOTW.

          (j)    Valuation information of the Borrowing Base Properties and the Collateral.

          (k)   Subordination agreements for any and all Subordinated Debt.

          (l)    Any and all other Loan Documents.

        SECTION 4.2.    ADDITIONAL CONDITIONS PRECEDENT.    BOTW shall have no obligation to make the Initial Advance or any subsequent Advance or to issue any Letter of Credit unless the following conditions precedent have been satisfied:

          (a)   All representations and warranties made by any Obligated Person in any Loan Document shall be true on and as of the date of the Advance, or the date of issuance of the Letter of Credit as if such representations and warranties had been made as of the date hereof.

          (b)   No Material Adverse Change in Borrower nor Default shall exist as of the date of the Advance or the date of issuance of the Letter of Credit.

          (c)   Each Obligated Person shall have performed and complied with all agreements and conditions herein required to be performed or complied with by it on or prior to the date of the Advance or the date of issuance of the Letter of Credit.

          (d)   The making of the Advance or the issuance of the Letter of Credit shall not be prohibited by any law or any regulation or order of any court or governmental agency or authority and shall not subject BOTW to any penalty or other onerous condition under or pursuant to any such law, regulation or order.

          (e)   Satisfactory review by BOTW of the legal and corporate condition and capital structure of Borrower and its Affiliates.

          (f)    If commodity hedging income shall be considered in BOTW's calculation of the Borrowing Base, Borrower shall maintain a hedge position acceptable to BOTW on projected proved developed producing reserves.

V.    REPRESENTATIONS AND WARRANTIES

        SECTION 5.1.    BORROWER'S REPRESENTATIONS AND WARRANTIES.    To induce BOTW to enter into this Agreement and to make the Revolving Loan, Borrower represents and warrants to BOTW (which representations and warranties shall survive the delivery of the Note and shall be deemed to be continuing representations and warranties until repayment in full of the Revolving Loan) that:

          (a)    No Default.    Borrower is not in default in the performance of any of the covenants and agreements contained herein. No event has occurred and is continuing which constitutes a Default.

          (b)    Organization and Good Standing.    Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Borrower is duly qualified, in good standing, and authorized to do business in all other jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary.

          (c)    Authorization.    Borrower has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder.

          (d)    No Conflicts or Consents.    The execution and delivery by the various Obligated Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not: (1) conflict with any provision of: (A) any domestic or foreign law, statute, rule or regulation, (B) the governing documents of any Obligated Person, or (C) any agreement, judgment, license, order or permit applicable to or binding upon any Obligated Person, (2) result in the acceleration of any Debt owed by any Obligated Person, or (3) result in or require the creation of any Lien upon any assets or properties of any Obligated Person except as expressly contemplated by the Loan Documents. Except as expressly contemplated by the Loan Documents, no consent, approval, authorization or order of, and no notice to or filing with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by any Obligated Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

          (e)    Enforceable Obligations.    This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal and binding obligations of each Obligated Person which is a party hereto or thereto, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights and as limited by general equitable principles.

          (f)    Initial Financial Statement.    The Initial Financial Statement fairly presents Borrower's financial position at the date thereof. Since the date of the Initial Financial Statement, no Material Adverse Change has occurred in Borrower's financial condition or business.

          (g)    Other Obligations.    Borrower has no outstanding Debt of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which is not shown in the Initial Financial Statement or which has not been previously disclosed in writing to BOTW.

          (h)    Full Disclosure.    No certificate, statement or other information delivered herewith or heretofore by Borrower to BOTW in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to Borrower necessary to make the statements contained herein or therein not misleading in any material respect as of the date made or deemed made. At the date of this Agreement, Borrower is not aware of any material fact that has not been disclosed to BOTW in writing which could materially and adversely affect Borrower's properties, businesses, prospects or condition (financial or otherwise). To Borrower's knowledge, the Initial Engineering Report is based upon complete and accurate factual information in all material respects, it being understood that the Initial Engineering Report is necessarily based upon professional opinions, estimates and projections and that Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

          (i)    Litigation.    Except as disclosed in the Initial Financial Statement or as otherwise previously disclosed in writing by Borrower to BOTW: (1) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of Borrower threatened, against any Obligated Person before any federal, state, municipal or other court, department, commission, body, board, bureau, agency, or instrumentality, domestic or foreign, which do or may materially and adversely affect any Obligated Person, any Affiliate of Borrower, any Obligated Person's ownership or use of any of its assets or properties, its business or financial condition or prospects, or the right or ability of any Obligated Person to enter into the Loan Documents or perform its obligations thereunder and (2) there are no outstanding judgments, injunctions, writs, rulings or orders by any such governmental entity against any Obligated Person which have or may have any such effect.

          (j)    Title to Properties.    Borrower has good and defensible title to the Borrowing Base Properties, free and clear of all liens, encumbrances and defects of title, except for covenants, restrictions, rights, easements, liens, encumbrances and minor irregularities in title which do not materially interfere with the occupation, use and enjoyment of such Borrowing Base Properties in the normal course of business as presently conducted or materially impair the value thereof for such business. Borrower enjoys peaceful and undisturbed possession under all material leases under which it operates, and all such leases are valid and subsisting, with no material default existing thereunder.

          (k)    Place of Business.    The chief executive office and principal place of business of Borrower are located at the address of Borrower set out in Section 8.3 below.

          (l)    Taxes.    All tax returns required to be filed by Borrower in any jurisdiction prior to the date hereof have been filed; all taxes, assessments, fees and other governmental charges upon Borrower or upon any of its properties, income or franchises, which are due and payable have been paid, or adequate reserves have been provided for payment thereof.

          (m)    Use of Proceeds.    Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Revolving Loan will be used to purchase or carry any such margin stock or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock. Neither Borrower nor any Person acting on Borrower's behalf has taken or will take any action which might cause this Agreement, the Note or the ISDA Agreement or the application of the proceeds of the Revolving Loan to violate either of said Regulations U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect.

          (n)    Environmental Matters.    As of the date of this Agreement, neither Borrower nor any property of Borrower, including without limitation any of the Borrowing Base Properties, is in violation, in any material respect, of any Applicable Environmental Law, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances pertaining thereto. There is no existing, pending or, to the knowledge of Borrower, threatened investigation or inquiry by any governmental authority in connection with Borrower or any property of Borrower under any Applicable Environmental Law. Borrower has taken all reasonable steps necessary to determine that no hazardous substances or solid wastes have been disposed of or otherwise released on or to any of the Borrowing Base Properties or any other property of Borrower. Borrower has not caused or permitted the disposal or other release of any hazardous substance or solid waste (as defined in any Applicable Environmental Law) on or to any of the Borrowing Base Properties or any other property of Borrower, except in accordance with all Applicable Environmental Laws.

          (o)    ERISA Liabilities.    No Obligated Person has any currently existing ERISA Plan or any other obligations governed by ERISA, except for a 401(k) plan now or hereafter maintained by any Obligated Person.

          (p)    Investment Company Act Not Applicable.    Borrower is not an "investment company" or a person "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        SECTION 5.2.    REPRESENTATIONS BY BOTW.    BOTW hereby represents that it will acquire the Note for its own account in the ordinary course of its commercial banking business; however, the disposition of BOTW's property shall at all times be and remain within its control and this section does not prohibit BOTW's sale of the Note or of any participation in the Note to any bank, financial institution, investor or other purchaser.

VI.    COVENANTS OF BORROWER

        SECTION 6.1.    AFFIRMATIVE COVENANTS.    Borrower warrants, covenants and agrees that, until the full and final payment of the Obligations and the termination of this Agreement, unless BOTW has previously agreed otherwise in writing:

          (a)    Payment and Performance.    Borrower will pay all amounts due under the Loan Documents in accordance with the terms thereof and will in all respects observe, perform and comply with every covenant, term and condition express or implied in the Loan Documents.

          (b)    Books, Financial Statements and Records.    Borrower will at all times maintain full and accurate books of account and records, will maintain a standard system of accounting in accordance with GAAP and will furnish the following statements and reports to BOTW at Borrower's expense:

            (1)   As soon as available, and in any event within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2008, complete audited consolidated and consolidating financial statements of Borrower, prepared by a recognized independent certified public accountant chosen by Borrower and reasonably acceptable to BOTW, in reasonable detail and in accordance with GAAP, and accompanied by an unqualified opinion from such accountant. These financial statements shall contain at least a balance sheet as of the end of such Fiscal Year and statements of earnings and cash flow, setting forth in comparative form, where applicable, the corresponding figures for the preceding Fiscal Year;

            (2)   As soon as available and in any event within 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), commencing with the Fiscal Quarter ending September 30, 2008, unaudited consolidated and consolidating financial statements of Borrower for such Fiscal Quarter and for the then-current Fiscal Year to date, prepared by Borrower in reasonable detail and in accordance with GAAP and containing at least a balance sheet, statements of earnings and cash flow and a reconciliation of Borrower's equity, setting forth in comparative form the corresponding figures for the same Fiscal Quarter of the preceding Fiscal Year;

            (3)   At the time of submission of the financial statements described in (1) and (2) above, a report in the form of Exhibit E attached hereto and made a part hereof, signed by the chief financial officer of Borrower: (A) attesting to the authenticity of such financial statements, (B) stating that he has read this Agreement and the Security Documents, (C) stating that after reviewing the financial statements described above he has concluded that there did not exist any condition or event as of the date of such financial statements or at the time of his report which constituted an Event of Default or a Default, or, if he did conclude that such condition or event existed, specifying the nature and period of existence of any such condition or event, and (D) showing the calculation of, and Borrower's compliance or non-compliance with, all of the financial covenants contained herein;

            (4)   By April 1 of each year, commencing April 1, 2009, an engineering report and economic evaluation prepared as of the preceding December 31 by one or more independent petroleum engineers chosen by Borrower and reasonably acceptable to BOTW, covering all oil and gas properties and interests included in the Borrowing Base Properties. Each such engineering report shall be in form and substance satisfactory to BOTW and shall contain information and analysis comparable in scope to that contained in the Initial Engineering Report; and

            (5)   As soon as available, and in any event within 45 days after the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2008, a report describing, for each calendar month during such Fiscal Quarter, the gross volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Borrowing Base Properties, and describing the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

            (6)   As soon as available, and in any event within 45 days after the end of each Fiscal Quarter, a certificate detailing swaps including market terms and mark-to-market value.

          (c)    Other Information and Inspections.    Borrower will furnish to BOTW any information which BOTW may from time to time reasonably request concerning any covenant, provision or condition of the Loan Documents or any matter in connection with Borrower's business and operations. Upon three (3) Business Days' prior written notice from BOTW, Borrower will permit representatives appointed by BOTW, including independent accountants, agents, attorneys, appraisers and any other persons, to visit and inspect, during Borrower's normal business hours, at their sole risk (and, except during the continuance of an Event of Default, at their cost and expense), any of Borrower's property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and Borrower shall permit BOTW or its representatives to investigate and verify the accuracy of the information furnished to BOTW in connection with the Loan Documents and to discuss all such matters with its officers, managers, employees and representatives.

          (d)    Notice of Material Events.    Borrower will promptly notify BOTW: (1) of any Material Adverse Change in the financial condition of Borrower, (2) of the occurrence of any Default, (3) of the acceleration of the maturity of any Debt owed by Borrower or of any material default by Borrower under any indenture, mortgage, agreement, contract or other instrument to which Borrower is a party or by which Borrower or any of Borrower's properties is bound or any default by Borrower under any agreement with a total remaining value of at least $250,000, (4) of any uninsured claim of $500,000 or more asserted against Borrower or any of its properties, (5) of the filing of any suit or proceeding against Borrower (or the occurrence of any material development in any such suit or proceeding) in which an adverse decision could cause a Material Adverse Change in Borrower's financial condition, business or operations (or could result in a judgment not covered by insurance of $500,000 or more against Borrower), (6) of the adoption by Borrower of any ERISA Plan, except for a 401(k) plan now or hereafter maintained by Borrower, (7) of the merger or consolidation of Borrower with any other business entity, and (8) of the sale, transfer, lease, exchange or disposal by Borrower in any calendar year of any material assets or properties or any proved oil or gas reserves with a value in excess of five percent (5%) of the aggregate value of all of the Borrowing Base Properties, with such value determined at a discount rate of ten percent (10%), except sales of already-severed hydrocarbons and other products in the ordinary course of Borrower's business. Upon the occurrence of any of the foregoing, Borrower will take all necessary or appropriate steps to remedy promptly any such Material Adverse Change, Default, or default, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing. Borrower will also notify BOTW in writing at least twenty Business Days prior to the date that Borrower changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records concerning the Collateral, furnishing with such notice any necessary financing statement amendments or requesting BOTW and its counsel to prepare the same.

          (e)    Maintenance of Existence and Qualifications.    Borrower will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable law, except where the failure so to qualify will not cause any Material Adverse Change in Borrower.

          (f)    Maintenance of Properties.    Borrower will in all respects maintain, preserve, protect and keep all property used or useful in the conduct of its business in accordance with the standards of a reasonable and prudent operator.

          (g)    Payment of Trade Debt, Taxes, etc.    Borrower will: (1) timely file all required tax returns; (2) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property; (3) pay all Debt owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; and (4) maintain appropriate accruals and reserves for all of the foregoing Debt in accordance with its present system of accounting. Borrower will pay and discharge in all material respects, when due, all other Debt, taxes or assessments now or hereafter owed by it. Borrower may, however, delay paying or discharging any such Debt so long as it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefor.

          (h)    Insurance.    Borrower will maintain with financially sound and reputable insurance companies, insurance with respect to its business, operations and properties in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business.

          (i)    Payment of Expenses.    Borrower will promptly (and in any event within 30 days after any invoice or other statement or notice) pay all reasonable costs and expenses incurred by or on behalf of BOTW (including attorneys' fees) in connection with: (1) the preparation, execution and delivery of this Agreement and the other Loan Documents (including without limitation any and all future amendments or supplements thereto or restatements thereof), and any and all consents, waivers or other documents or instruments relating thereto, (2) the filing, recording, refiling and re-recording of any Security Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Loan Document, (3) the examination of Borrower's title to the Collateral, and (4) the enforcement, after the occurrence of a Default or an Event of Default, of the Loan Documents.

          (j)    Performance on Borrower's Behalf.    If Borrower fails to pay any taxes, insurance premiums or other amounts it is required to pay under any Loan Document, BOTW may pay the same. Borrower shall promptly reimburse BOTW for any such payments, and each amount paid shall constitute a part of the Obligations, shall be secured by the Security Documents and shall bear interest at the rate described in Section 2.2(c)(3) above, from the date such amount is paid by BOTW until the date such amount is repaid to BOTW.

          (k)    Compliance with Agreements and Law.    Borrower will perform all obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound in such a way that they result in no Material Adverse Change upon the Borrowing Base Properties or Borrower's ability to perform its obligations under this Agreement. Borrower will in all respects conduct its business and affairs in compliance with all laws, regulations, and orders applicable thereto (including those relating to pollution and other environmental matters).

          (l)    Certifications of Compliance.    Borrower will furnish to BOTW at Borrower's expense all certifications which BOTW from time to time reasonably requests, as to the accuracy and validity of or compliance with all representations, warranties and covenants made by Borrower in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

          (m)    Additional Security Documents.    Promptly after a request therefor by BOTW at any time and from time to time, Borrower will execute and deliver to BOTW such additional Security Documents and/or amendments to existing Security Documents as BOTW may deem necessary or appropriate in order to grant to BOTW or maintain a first priority perfected lien on and security interest in any or all oil and/or gas interests owned by Borrower, and Borrower will take all reasonable steps to ensure that the Security Documents at all times cover a minimum of 80 percent of the present value, calculated using a discount factor of 10 percent per annum, of the future oil, gas, coalbed-methane or other mineral production from the Borrowing Base Properties.

          (n)    Environmental Matters.    Borrower will promptly notify BOTW in writing of any existing, pending or threatened investigation or inquiry by any governmental authority in connection with any Applicable Environmental Law of which Borrower becomes aware. Borrower will take all reasonable steps necessary to ensure that no hazardous substances or solid wastes will be disposed of or otherwise released on or to any of the property owned by Borrower in violation of any Applicable Environmental Law. Borrower will keep all of its property in all respects free of any hazardous substance or solid waste (other than hazardous substances and solid wastes normally used or generated in the ordinary course of operation of Borrower's facilities and that are properly stored, maintained and disposed of in accordance with Applicable Environmental Laws) and will remove the same (or if removal is prohibited by law, take, at its sole expense, whatever actions are required by law) in accordance with Applicable Environmental Laws. Upon BOTW's request, at any time and from time to time during the term of this Agreement (but no more often than once per calendar year in the absence of the occurrence and continuance of an Event of Default), Borrower will provide to BOTW, at Borrower's sole expense, an inspection or audit, to be conducted by an engineering or consulting firm approved by BOTW, of the properties owned or operated by Borrower indicating the compliance by Borrower in all material respects with all Applicable Environmental Laws.

        SECTION 6.2.    NEGATIVE COVENANTS.    Borrower warrants, covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless BOTW has previously agreed otherwise in writing:

          (a)    Financial Covenants.    (1) The Current Ratio of Borrower will not, at any time after the date hereof, be less than 1.0:1.0. (2) The Interest Coverage Ratio will not, at any time after the date hereof, be less than 3.0:1.0. (3) Borrower's Funded Debt Ratio will not exceed 2.00:1.00 as of the end of any Fiscal Quarter after the date hereof.

          (b)    Limitation on Liens.    Borrower will not create, assume or permit to exist any mortgage, deed of trust, pledge, encumbrance, lien or charge of any kind (including any security interest in or vendor's lien on property purchased under conditional sales or other title retention agreements and including any lease intended as security or in the nature of a title retention agreement) upon any of Borrower's properties or assets, whether now owned or hereafter acquired, except:

            (1)   Liens at any time existing in favor of BOTW;

            (2)   statutory Liens for taxes, statutory or contractual mechanics' and materialmen's Liens incurred in the ordinary course of business, and other similar Liens incurred in the ordinary course of business; provided that such Liens secure only Debt which is not delinquent or which is being contested as provided in Section 6.1(g) above; and

            (3)   purchase-money security interests granted by Borrower on office equipment, vehicles and other personal property acquired by Borrower in the ordinary course of business; provided that the aggregate amount secured by all such security interests outstanding at any one time shall not exceed $100,000.

          (c)    Additional Debt.    Borrower will not create, incur, assume or permit to exist Debt of Borrower except:

            (1)   the Revolving Loan,

            (2)   trade debt owed to suppliers, pumpers, mechanics, materialmen and others furnishing goods or services to Borrower in the ordinary course of Borrower's business,

            (3)   Debt incurred in the ordinary course of Borrower's business in connection with commodity-price hedging transactions and gas-balancing contracts, and

            (4)   Debt of the types permitted to be secured by the security interests described in Section 6.2(b)(3) above; provided that the amount of such Debt does not exceed the limits set forth in said Section.

          (d)    Limitation on Sales of Property.    Borrower will not sell, transfer, lease, exchange, alienate or dispose of any of its assets except as follows (and the following exceptions shall be subject to any limitations contained in the Security Documents):

            (1)   oilfield equipment, service and supply assets sold in the ordinary course of business;

            (2)   inventory (including oil and gas sold as produced) which is sold in the ordinary course of business;

            (3)   oil or gas properties not included in the Borrowing Base Properties;

            (4)   oil or gas properties having a value not in excess of five percent (5%) of the aggregate value of all of the Borrowing Base Properties, with such value determined at a discount rate of ten percent (10%), for any calendar year; and

            (5)   any sale as to which: (A) no Default has occurred and is continuing at the time of such sale, (B) Borrower has given at least 20 days' prior notice to BOTW, identifying the properties to be sold and the price and other terms of the sale, during which time BOTW may make any and all adjustments to the Borrowing Base and/or the Maximum Loan Amount that BOTW deems appropriate in connection therewith, and (C) Borrower has made (or, concurrently with the receipt of proceeds of the sale, shall make) any required principal payment on the Revolving Loan in order that the sum of the aggregate outstanding principal balance of all Advances plus the face amounts of all outstanding Letters of Credit shall not be in excess of the Commitment Amount.

          (e)    Limitation on Credit Extensions.    Borrower will not extend credit, make advances or make loans other than normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner.

          (f)    Fiscal Year.    Borrower will not change its fiscal year.

          (g)    Amendment of Contracts.    Borrower will not amend or permit any amendment to (to the extent that Borrower has the power to prevent such amendment) any contract which could reasonably be foreseen to release, qualify, limit, make contingent or otherwise cause any Material Adverse Change in, the rights and benefits of BOTW under or acquired pursuant to any of the Security Documents.

          (h)    Limitation on Guaranties.    Borrower will not assume, guarantee, endorse or be or become secondarily liable for any Debt which is the primary obligation of any other Person.

          (i)    ERISA.    Neither Borrower nor any of its Affiliates will incur any obligation governed by ERISA, except for a 401(k) plan now or hereafter maintained by Borrower or any of its Affiliates.

          (j)    Distributions.    Borrower will not make any Distribution after the date hereof, except as follows (and such exception shall not apply if, immediately before any such Distribution, immediately after any such Distribution or as of the end of the Fiscal Quarter in which any such Distribution is to occur, a Default or Overborrowed Condition shall have occurred and shall be continuing hereunder or Borrower shall be out of compliance with any of its covenants, including without limitation any of its financial covenants, contained in this Agreement or any of the other Loan Documents): for any Fiscal Year of Borrower, at the times when taxes (or estimated taxes) are due and payable by the shareholders of Borrower (up to and including April 15 of the succeeding calendar year), Borrower may make Distributions in an aggregate amount not greater than the product of: (1) the highest tax rate payable on ordinary taxable income under the tax laws of the United States and the State of Colorado (which rate, as of the date hereof, is 39.63 percent), times (2) the taxable income of Borrower for such Fiscal Year, to the extent that such taxable income is required to be included in the taxable income of the shareholders of Borrower (or, if such taxable income is not known at such time, the then-current estimate of such taxable income; provided that when the actual taxable income of Borrower is determined for any Fiscal Year, an Event of Default shall be deemed to have occurred unless the shareholders of Borrower repay to Borrower any excess distributions made by reason of their being based upon the estimated taxable income of Borrower for such Fiscal Year).

          (k)    Investments.    Borrower will not invest in or otherwise purchase or acquire the securities of any Person except the Borrower may invest proceeds in the normal course of money management practices.

          (l)    Reorganizations; Combinations.    Borrower will not change its name or the nature of its business, reorganize, recapitalize, liquidate, dissolve or enter into any merger or other combination.

          (m)    Ownership; Control.    Borrower will not permit to occur any change in ownership or control of Borrower from that in existence on the date hereof.

          (n)    Hedging Transactions.    Borrower will not at any time enter into or be or become a party to any one or more hedging transactions with respect to its oil and gas production, except for hedging transactions in amounts not in excess of 75 percent of the volume of Borrower's proved, developed, producing reserves (timed in accordance with the expected production rates of such reserves), for not more than 48 months, as projected in BOTW's reserve evaluation used in the determination of the most recent Borrowing Base Amount. Borrower will not at any time enter into speculative hedges.

          (o)    Transactions with Affiliates.    Borrower will not engage in any material transaction with any of its Affiliates on terms which are less favorable to it than those which would have been obtainable at the time in arm's-length dealing with Persons other than such Affiliates.

          (p)    Subordinated Debt.    Borrower will not make any payments of principal on any of the Subordinated Debt.

          (q)    Environmental Matters.    Borrower will not cause or permit Borrower, any of the Borrowing Base Properties or any other property of Borrower to be in violation in any respect of any Applicable Environmental Law, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances pertaining thereto. Borrower will not cause or permit the disposal or other release of any hazardous substance or solid waste (as defined in any Applicable Environmental Law) on or to any of the Borrowing Base Properties or any other property of Borrower.

VII.    EVENTS OF DEFAULT AND REMEDIES

        SECTION 7.1.    EVENTS OF DEFAULT.    Each of the following events constitutes an Event of Default under this Agreement:

          (a)   Borrower fails to pay any Obligation when due and payable, whether at a date for the payment of a fixed installment or contingent or other payment to BOTW or as a result of acceleration or otherwise; or

          (b)   Any "default" or "event of default" occurs under any Loan Document which defines either term, and any applicable cure period has elapsed; or

          (c)   Borrower fails to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document; provided that, except with respect to any covenant, agreement, condition or provision contained in any of Sections 6.1(i) or 6.2 above, Borrower shall have a 15-day grace period to cure such failure;

          (d)   Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Obligated Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made; or

          (e)   Any Obligated Person:

            (1)   suffers the entry against it of a judgment, decree or order for relief by a court of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it which remains undismissed for a period of 60 days; or

            (2)   suffers the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets or for any part of the Borrowing Base Properties in a proceeding brought against or initiated by it, and such appointment is neither made ineffective nor discharged within 60 days after the making thereof, or such appointment is consented to, requested by, or acquiesced to by it; or

            (3)   commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets or any part of the Borrowing Base Properties; or makes a general assignment for the benefit of creditors; or fails generally to pay (or admits in writing its inability to pay) its debts as such debts become due; or takes action in furtherance of any of the foregoing; or

            (4)   suffers the entry against it of a final judgment for the payment of money in excess of $500,000 (not covered by insurance), unless the same is discharged within 60 days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

            (5)   suffers the entry of an order issued by any court or tribunal taking, seizing or apprehending all or any substantial part of its property or any part of the Borrowing Base Properties and bringing the same into the custody of such court or tribunal, and such order is not stayed or released within 60 days after the entry thereof; or

          (f)    Any default, including the expiration of any applicable period of grace, occurs with respect to any other indebtedness owed by Borrower to any Person.

          (g)   Any of the Loan Documents shall be found to be invalid by any court of competent jurisdiction.

          (h)   Any material adverse event under ERISA shall have occurred with respect to Borrower, or any adverse event under ERISA shall have occurred with respect to Borrower that is not cured within 60 days.

        Upon the occurrence of an Event of Default described in subsection (e)(1), (e)(2) or (e)(3) of this section, all of the Obligations shall thereupon be immediately due and payable, without presentment, demand, protest, notice of protest, declaration or notice of acceleration or intention to accelerate, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower. During the continuance of any other Event of Default, BOTW at any time and from time to time (unless all Events of Default have theretofore been remedied) may with notice to Borrower declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable.

        SECTION 7.2.    REMEDIES.    If any Default or Event of Default shall occur and be continuing, the obligation of BOTW to make Advances and to issue Letters of Credit under this Agreement shall be suspended immediately. If any Event of Default shall occur, BOTW may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document, and BOTW may enforce the payment of any Obligations due or enforce any other legal or equitable right. All rights, remedies and powers conferred upon BOTW under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at law or in equity.

        SECTION 7.3.    INDEMNITY.    Borrower hereby agrees to indemnify, defend and hold harmless BOTW and its successors and assigns and the respective agents, affiliates, officers, directors and employees of BOTW and its successors and assigns from and against any and all claims, losses, demands, actions, causes of action and liabilities whatsoever (including without limitation reasonable attorneys' fees and expenses and costs and expenses reasonably incurred in investigating, preparing or defending against any litigation or claim, action, suit, proceeding or demand of any kind or character) arising out of or resulting from: (a) the Loan Documents (including without limitation the enforcement thereof), except to the extent such claims, losses and liabilities are due to BOTW's gross negligence, bad faith or willful misconduct, (b) any violation on or prior to the Release Date of any Applicable Environmental Law, (c) any act, omission, event or circumstance existing or occurring on or prior to the Release Date (including without limitation the presence on the Collateral or release from the Collateral of hazardous substances or solid wastes disposed of or otherwise released), resulting from or in connection with the ownership, construction, occupancy, operation, use and/or maintenance of the Collateral, regardless of whether the act, omission, event or circumstance constituted a violation of any Applicable Environmental Law at the time of its existence of occurrence, and (d) any and all claims or proceedings (whether brought by a private party or governmental agencies) for bodily injury, property damage, abatement or remediation, environmental damage or impairment or any other injury or damage resulting from or relating to any hazardous or toxic substance, solid waste or contaminated material located upon or migrating into, from or through any of the Collateral (whether or not the release of such materials was caused by Borrower, a tenant or subtenant or a prior owner, tenant or subtenant on the Collateral and whether or not the alleged liability is attributable to the handling, storage, generation, transportation, removal or disposal of such substance, waste or material or the mere presence of such substance, waste or material on the Collateral), for which BOTW may have liability due to the making of the Revolving Loan, the granting of the Security Documents, the exercise of BOTW's rights under the Loan Documents or otherwise. WITHOUT LIMITATION, IT IS THE INTENTION OF BORROWER, AND BORROWER AGREES, THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNIFIED PARTY WITH RESPECT TO CLAIMS, DEMANDS, LIABILITIES, LOSSES, DAMAGES, CAUSES OF ACTION, JUDGMENTS, PENALTIES, COSTS AND EXPENSES (INCLUDING WITHOUT LIMITATION REASONABLE

ATTORNEYS' FEES) WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNIFIED PARTY. However, such indemnities shall not apply to any particular indemnified party (but shall apply to the other indemnified parties) to the extent the subject of the indemnification is caused by or arises out of the gross negligence, bad faith or willful misconduct of such particular indemnified party. The foregoing indemnities shall not terminate upon the Release Date or upon the release, foreclosure or other termination of the Security Documents, but will survive the Release Date, foreclosure of the Security Documents or conveyances in lieu of foreclosure, and the repayment of the Revolving Loan and the discharge and release of the Security Documents and the other documents evidencing and/or securing the Revolving Loan.

VIII.    MISCELLANEOUS

        SECTION 8.1.    WAIVER AND AMENDMENT.    No failure or delay by BOTW in exercising any right, power or remedy which it may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by BOTW of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed by BOTW, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Obligated Person shall in any case of itself entitle any Obligated Person to any other or further notice or demand in similar or other circumstances. No modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

        SECTION 8.2.    SURVIVAL OF AGREEMENTS; CUMULATIVE NATURE.    All of the Obligated Persons' various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including without limitation the making or granting of the Revolving Loan and the delivery of the Note and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to BOTW and all of BOTW's obligations to Borrower are terminated. All statements and agreements contained in any certificate or other instrument delivered to BOTW under any Loan Document shall be deemed representations and warranties by Borrower to BOTW and/or agreements and covenants of Borrower under this Agreement. The representations, warranties, and covenants made by the Obligated Persons in the Loan Documents, and the rights, powers, and privileges granted to BOTW in the Loan Documents, are cumulative, and no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to BOTW of any such representation, warranty, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty or covenant herein contained shall apply to any similar representation, warranty or covenant contained in any other Loan Document, and each such similar representation, warranty or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Documents.

        SECTION 8.3.    NOTICES.    All notices, requests, consents, demands and other communications required or permitted under any Loan Document shall be in writing and, unless otherwise specifically provided in such Loan Document, shall be deemed sufficiently given or furnished if delivered by personal delivery, by expedited delivery service with proof of delivery, or by registered or certified United States mail, return receipt requested, postage prepaid, at the addresses specified below (unless changed by similar notice in writing given by the particular Person whose address is to be changed). Any such notice or communication shall be deemed to have been given upon receipt:

Borrower's address:	1625 Broadway, Suite 250 Denver, Colorado 80202
BOTW's address:	633 17th Street, Suite 2000 Denver, Colorado 80202 Attention: Duc Duong, Vice President

        SECTION 8.4.    PARTIES IN INTEREST.    All grants, covenants and agreements contained in the Loan Documents shall bind and inure to the benefit of the parties thereto and their respective successors and assigns; provided, however, that no Obligated Person may assign or transfer any of its rights or delegate any of its duties or obligations under any Loan Document without the prior consent of BOTW.

        SECTION 8.5.    GOVERNING LAW.    The Loan Documents shall be deemed contracts and instruments made under the laws of the State of Colorado and shall be construed and enforced in accordance with and governed by the laws of the State of Colorado and the laws of the United States of America, except (a) to the extent that the law of another jurisdiction is expressly elected in a Loan Document, and (b) with respect to specific Liens, or the perfection thereof, evidenced by Security Documents covering real or personal property which by the laws applicable thereto are required to be construed under the laws of another jurisdiction. Borrower hereby irrevocably submits itself to the non-exclusive jurisdiction of the state and federal courts of the State of Colorado.

        SECTION 8.6.    LIMITATION ON INTEREST.    BOTW and the Obligated Persons intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. Neither any Obligated Person nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. BOTW expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If: (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) BOTW or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all such sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at BOTW's option, promptly returned to Borrower or the other payor thereof upon such determination.

        SECTION 8.7.    SEVERABILITY.    If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

        SECTION 8.8.    COUNTERPARTS.    This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement. Delivery of this Agreement and the other documents to be delivered in connection herewith by any party may be effected, without limitation, by faxing a signed counterpart of any such document to BOTW (any party that effects delivery in such manner hereby agreeing to transmit promptly to each of the other parties an actual signed counterpart).

        SECTION 8.9.    CONFLICTS.    To the extent of any irreconcilable conflicts between the provisions of this Agreement and the provisions of any of the Loan Documents, the provisions of this Agreement shall prevail.

        SECTION 8.10.    ENTIRE AGREEMENT.    This Agreement, the Note, the Security Documents and the other Loan Documents from time to time executed in connection herewith state the entire agreement between the parties with respect to the subject matter hereof.

        SECTION 8.11.    WAIVER OF JURY TRIAL.    EACH OF BORROWER AND BOTW HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION: (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM IN RESPECT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. EACH OF BORROWER AND BOTW HEREBY AGREES THAT THE OTHER MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHTS TO TRIAL BY JURY.

        SECTION 8.12.    USA PATRIOT ACT NOTICE.    BOTW hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001 (the "Act")), BOTW is required to obtain, verify and record information that identifies Borrower and other information that will allow BOTW to identify Borrower in accordance with the Act.

[Signature Page follows]

        IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

KODIAK OIL & GAS (USA) INC.
By	/s/ LYNN A. PETERSON Lynn A. Peterson, President & CEO
BANK OF THE WEST
By	/s/ DUC DUONG Duc Duong, Vice President

 EXHIBIT A

PROMISSORY NOTE

$20,000,000	September 11, 2008 Denver, Colorado

        FOR VALUE RECEIVED, KODIAK OIL & GAS (USA) INC., a Colorado corporation ("Borrower"), promises to pay to the order of BANK OF THE WEST ("Payee"), the principal sum of $20,000,000 (or so much thereof as may be borrowed hereunder), together with interest on the outstanding unpaid balance of such principal amount at the rates provided below.

        This Note is issued pursuant to, and is subject to the terms and provisions of, the Credit Agreement dated as of September 11, 2008, between Borrower and Payee, as now in effect or as the same may hereafter be amended, restated, extended, renewed or otherwise modified (the "Credit Agreement"). Except as otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings when used herein.

        The outstanding principal amount of this Note shall be due and payable as provided in the Credit Agreement. Any then-unpaid principal balance of the Revolving Loan evidenced by this Note shall be due and payable on the Maturity Date (Revolving) (unless due and payable sooner pursuant to the terms of the Credit Agreement). Outstanding principal shall bear interest at the rates provided in the Credit Agreement.

        Interest shall accrue daily on the unpaid principal balance of this Note, shall be due and payable at such times as may be provided in the Credit Agreement and at the maturity of this Note, and shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

        All payments of principal and interest hereon shall be made at Payee's offices at 633 17th Street, Suite 2000, Denver, Colorado 80202 (or at such other place as Payee shall have designated to Borrower in writing) on the date due in immediately available funds and without set-off or counterclaim or deduction of any kind. All payments received hereunder shall be applied first to costs of collection, second to accrued interest as of the date of payment and third to the outstanding principal balance of this Note, in accordance with the terms of the Credit Agreement.

        Notwithstanding anything to the contrary contained in this Note, upon the occurrence and during the continuance of any Event of Default, overdue principal, and (to the extent permitted under applicable law) overdue interest, whether caused by acceleration of maturity or otherwise, shall bear interest at a fluctuating rate, adjustable the day of any change in such rate, equal to three percentage points in excess of the Prime Rate, until paid, and shall be due and payable monthly or, at the option of the holder hereof, on demand.

        This Note is secured by, and the holder of this Note is entitled to the benefits of, the Security Documents. Reference is made to the Security Documents for a description of the property covered thereby and the rights, remedies and obligations of the holder hereof in respect thereto.

        Subject to the expiration of any applicable period of grace provided for in the Credit Agreement, in the event of: (a) any default in any payment of the principal of or interest on this Note when due and payable, or (b) any other Event of Default (as defined in the Credit Agreement), then the whole principal sum of this Note plus accrued interest and all other obligations of Borrower to holder, direct or indirect, absolute or contingent, now existing or hereafter arising, shall, at the option of Payee, become immediately due and payable, and any or all of the rights and remedies provided herein and in the Credit Agreement and the Security Documents, as they may be amended, modified or supplemented from time to time may be exercised by Payee.

A-1

        If Borrower fails to pay any amount due under this Note and Payee has to take any action to collect the amount due or to exercise its rights under the Security Documents, including without limitation retaining attorneys for collection of this Note, or if any suit or proceeding is brought for the recovery of all or any part of or for protection of the indebtedness or to foreclose the Security Documents or to enforce Payee's rights under the Security Documents, then Borrower agrees to pay on demand all reasonable costs and expenses of any such action to collect, suit or proceeding, or any appeal of any such suit or proceeding, incurred by Payee, including without limitation the reasonable fees and disbursements of Payee's attorneys and their professional staff.

        Borrower waives presentment, notice of dishonor and protest, and assents to any extension of time with respect to any payment due under this Note, to any substitution or release of collateral and to the addition or release of any party, except as provided in the Credit Agreement. No waiver of any payment or other right under this Note shall operate as a waiver of any other payment or right.

        If any provision in this Note shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality or enforceability of any defective provisions shall not be in any way affected or impaired in any other jurisdiction.

        No delay or failure of the holder of this Note in the exercise of any right or remedy provided for hereunder shall be deemed a waiver of such right by the holder hereof, and no exercise of any right or remedy shall be deemed a waiver of any other right or remedy that the holder may have.

        All notices given hereunder shall be given as provided in the Credit Agreement.

        At the option of the holder hereof, an action may be brought to enforce this Note in the District Court in and for the City and County of Denver, State of Colorado, in the United States District Court for the District of Colorado or in any other court in which venue and jurisdiction are proper. Borrower and all signers or endorsers hereof consent to venue and jurisdiction in the District Court in and for the City and County of Denver, State of Colorado and in the United States District Court for the District of Colorado and to service of process under Sections 13-1-124(1)(a) and 13-1-125, Colorado Revised Statutes (2002), as amended, in any action commenced to enforce this Note.

        This Note is to be governed by and construed according to the laws of the State of Colorado.

KODIAK OIL & GAS (USA) INC.
By	/s/ LYNN A. PETERSON Lynn A. Peterson, President & CEO

A-2

 EXHIBIT B

ADVANCE REQUEST

Bank of the West, 633 17th Street, Suite 2000, Denver, Colorado 80202
Attention: Duc Duong, Vice President

Gentlemen:

        1.     This Advance Request is delivered to you pursuant to Section 2.1 of the Credit Agreement dated as of September 11, 2008, (the "Credit Agreement"), between Kodiak Oil & Gas (USA) Inc. and Bank of the West. Except as otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings when used herein.

        2.     Borrower hereby requests an Advance as follows:

          (a)   Proposed Date of Advance:

          (b)   Amount of Advance:

        3.     Borrower hereby represents and warrants that as of the date hereof and as of the date of the Advance requested hereunder, all statements contained in Section 4.2(a), (b) and (c) of the Credit Agreement are and will be true and correct in all material respects.

        4.     Borrower agrees that if, at any time prior to the date of the Advance requested by Borrower hereunder, any representation or warranty of Borrower contained herein is not true and correct as of such time, Borrower will promptly so notify BOTW. Except to the extent of any such notification by Borrower, the acceptance by Borrower of any Advance requested hereunder shall be deemed a re-certification by Borrower as of the date of such Advance of the representations and warranties made by Borrower herein.

KODIAK OIL & GAS (USA) INC.
By	Lynn A. Peterson, President & CEO
OR
By	Keith Doss, Chief Financial Officer

B-1

 EXHIBIT C

REQUEST FOR ISSUANCE OF LETTER OF CREDIT

Bank of the West, 633 17th Street, Suite 2000, Denver, Colorado 80202
Attention: Duc Duong, Vice President

Gentlemen:

        1.     This Request for Issuance of Letter of Credit is delivered to you pursuant to Article II of the Credit Agreement dated as of September 11, 2008 (the "Credit Agreement"), between Kodiak Oil & Gas (USA) Inc. and Bank of the West. Except as otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings when used herein.

        2.     Borrower hereby requests that BOTW issue a Letter of Credit as follows:

          (a)   Name of Beneficiary:

          (b)   Proposed Issuance Date:

          (c)   Expiration Date:

          (d)   Face Amount:

          (e)   Payment Instructions (if any):

        3.     Borrower hereby represents and warrants that as of the date hereof and as of the date of issuance of the Letter of Credit requested hereunder, all statements contained in Section 4.2(a), (b) and (c) of the Credit Agreement are and will be true and correct in all material respects.

        4.     Borrower agrees that if, at any time prior to the date of issuance of the Letter of Credit requested by Borrower hereunder, any representation or warranty of Borrower contained herein is not true and correct as of such time, Borrower will promptly so notify BOTW. Except to the extent of any such notification by Borrower, the acceptance by Borrower of any Letter of Credit requested hereunder shall be deemed a re-certification by Borrower as of the date of issuance of such Letter of Credit of the representations and warranties made by Borrower herein.

KODIAK OIL & GAS (USA) INC.

By	Lynn A. Peterson, President & CEO
OR
By	Keith Doss, Chief Financial Officer

C-1

 EXHIBIT D

INTEREST RATE ELECTION

Bank of the West, 633 17th Street, Suite 2000, Denver, Colorado 80202
Attention: Duc Duong, Vice President

Gentlemen:

        1.     This Interest Rate Election is delivered to you pursuant to Article II of the Credit Agreement dated as of September 11, 2008 (the "Credit Agreement"), between Kodiak Oil & Gas (USA) Inc. and Bank of the West. Except as otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings when used herein.

        2.     Borrower hereby requests a LIBOR Tranche as follows:

          (a)   Dollar Amount:

          (b)   First Day of LIBOR Interest Period:

          (c)   Duration (month(s)):

KODIAK OIL & GAS (USA) INC.

By	Lynn A. Peterson, President & CEO
OR
By	Keith Doss, Chief Financial Officer

D-1

 EXHIBIT E

COMPLIANCE REPORT

Bank of the West, 633 17th Street, Suite 2000, Denver, Colorado 80202
Attention: Duc Duong, Vice President

Gentlemen:

        1.     This Compliance Report is delivered to you pursuant to Section 6.1(b)(3) of the Credit Agreement dated as of September 11, 2008 (the "Credit Agreement"), between Kodiak Oil & Gas (USA) Inc. and Bank of the West. Except as otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings when used herein.

        2.     The undersigned is the chief financial officer of Borrower.

        3.     Enclosed herewith are true and complete copies of the financial statements of Borrower for the Fiscal Quarter/Year ended , 20 (the "Financial Statements").

        4.     The undersigned has read the Credit Agreement and the Security Documents.

        5.     After reviewing the Financial Statements, the undersigned has concluded as follows:

  ☐
  As of the date of the Financial Statements and as of the date hereof, there did not exist any condition or event which constituted an Event of Default or a Default; or

  ☐
  As of the date of the Financial Statements or as of the date hereof, there did exist a condition or an event which constituted an Event of Default or a Default, and the following is a description of the nature and period of existence of any such condition or event:

        6.     The following computations show Borrower's compliance or non-compliance, as of                                    , 20            , with the financial tests referred to below:

(a)	Current Ratio:
Actual
		Current Assets of Borrower:		$
		Unused availability under Revolving Loan:	+	$
		Assets resulting from mark-to-market of unliquidated commodity hedge contracts:	-	$
		(1) Result:		$
		Current Liabilities of Borrower:		$
		Current Maturities of Revolving Loan:	-	$
		Liabilities resulting from mark-to-market of unliquidated commodity hedge contracts:	-	$
		(2) Result:		$
		Current Ratio ((1))/(2)):			:1.0
		Minimum Per Agreement:			1.0:1.0
(b)	Interest Coverage Ratio:
	(1)	Applicable Adjusted EBITDA:		$
	(2)	Applicable Interest:		$
		Coverage Ratio ((1))/(2)):			:1.0
		Minimum Per Agreement:			3.0:1.0
(c)	Borrower's Funded Debt Ratio:
	(1)	Total interest-bearing debt of Borrower:		$
	(2)	Tangible Net Worth:		$
		Coverage Ratio ((1))/(2)):			:1.0
		Minimum Per Agreement:			2.0:1.0

E-1

KODIAK OIL & GAS (USA) INC.
By	Lynn A. Peterson, President & CEO
OR
By	Keith Doss, Chief Financial Officer

E-2

 SCHEDULE A

BORROWING BASE PROPERTIES

[To be provided by Borrower to BOTW from time to time]

 GUARANTY BY CORPORATION

Denver, Colorado
September 11, 2008

        This Guaranty, dated as of September 11, 2008, is made by Kodiak Oil & Gas Corporation, a Yukon territory corporation (the "Guarantor"), for the benefit of Bank of the West (with its participants, successors and assigns, the "Lender").

        The Lender and Kodiak Oil & Gas (USA), Inc., a Colorado corporation (the "Borrower"), are parties to a Credit Agreement of even date herewith (as the same may be amended, supplemented or restated from time to time, the "Credit Agreement") pursuant to which the Lender may make advances and extend other financial accommodations to the Borrower.

        As a condition to extending such credit to the Borrower, the Lender has required the execution and delivery of this Guaranty.

        ACCORDINGLY, the Guarantor, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agrees as follows:

        1.    Definitions.    Capitalized terms defined in the Credit Agreement that are used but not otherwise defined herein shall have the meanings given them in the Credit Agreement.

        2.    Indebtedness Guaranteed.    The Guarantor hereby absolutely and unconditionally guarantees to the Lender the full and prompt payment when due, whether at maturity or earlier by reason of acceleration or otherwise, of (i) the Revolving Loan, the Borrower/BOTW Hedging Obligations and any other obligations of Borrower under the Credit Agreement and (ii) any obligations of Borrower to Lender arising out of account overdrafts (all of said sums being hereinafter called the "Indebtedness").

        3.    Guarantor's Representations and Warranties.    The Guarantor represents and warrants to the Lender that (i) the Guarantor is a corporation, duly organized and existing in good standing and has full power and authority to make and deliver this Guaranty; (ii) the execution, delivery and performance of this Guaranty by the Guarantor have been duly authorized by all necessary action of its directors and stockholders and do not and will not violate the provisions of, or constitute a default under, any presently applicable law or its articles of incorporation or bylaws or any agreement presently binding on it; (iii) this Guaranty has been duly executed and delivered by the authorized officers of the Guarantor and constitutes its lawful, binding and legally enforceable obligation; and (iv) the authorization, execution, delivery and performance of this Guaranty do not require notification to, registration with, or consent or approval by, any federal, state or local regulatory body or administrative agency. The Guarantor represents and warrants to the Lender that the Guarantor has a direct and substantial economic interest in the Borrower and expects to derive substantial benefits therefrom and from any loans, credit transactions, financial accommodations, hedging arrangements, discounts, purchases of property and other transactions and events resulting in the creation of the Indebtedness guaranteed hereby, and that this Guaranty is given for a corporate purpose. The Guarantor agrees to rely exclusively on the right to revoke this Guaranty prospectively as to future transactions in accordance with Paragraph 4, if at any time, in the opinion of the directors or officers of the Guarantor, the benefits then being received by the Guarantor in connection with this Guaranty are not sufficient to warrant the continuance of this Guaranty as to the future Indebtedness of the Borrower. Accordingly, so long as this Guaranty is not revoked prospectively in accordance with Paragraph 4, the Lender may rely conclusively on a continuing warranty, hereby made, that the Guarantor continues to be benefited by this Guaranty and the Lender shall have no duty to inquire into or confirm the receipt of any such benefits, and this Guaranty shall be effective and enforceable by the Lender without regard to the receipt, nature or value of any such benefits.

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        4.    Unconditional Nature.    No act or thing need occur to establish the Guarantor's liability hereunder, and no act or thing, except full payment and discharge of all of the Indebtedness, shall in any way exonerate the Guarantor hereunder or modify, reduce, limit or release the Guarantor's liability hereunder. This is an absolute, unconditional and continuing guaranty of payment of the Indebtedness and shall continue to be in force and be binding upon the Guarantor, whether or not all of the Indebtedness is paid in full, until this Guaranty is revoked prospectively as to future transactions, by written notice actually received by the Lender, provided that such revocation shall not be effective as to (i) the amount of Indebtedness existing or committed for at the time of actual receipt of such notice by the Lender, (ii) any future hedging arrangements that may be entered into by the Lender and the Borrower or any Borrower/BOTW Hedging Obligations that may arise in the future, or (iii) any renewals, extensions, refinancings or refundings of (i) or (ii).

        5.    Dissolution or Insolvency of Guarantor.    The dissolution or adjudication of bankruptcy of the Guarantor shall not revoke this Guaranty, except upon actual receipt of written notice thereof by the Lender and only prospectively, as to future transactions, as herein set forth. If the Guarantor shall be dissolved or shall be or become insolvent (however defined), then the Lender shall have the right to declare immediately due and payable, and the Guarantor will forthwith pay to the Lender, the full amount of all of the Indebtedness whether due and payable or unmatured. If the Guarantor voluntarily commences or there is commenced involuntarily against the Guarantor a case under the United States Bankruptcy Code, the full amount of all Indebtedness, whether due and payable or unmatured, shall be immediately due and payable without demand or notice thereof.

        6.    Subrogation, etc.    The Guarantor hereby waives all rights that the Guarantor may now have or hereafter acquire, whether by subrogation, contribution, reimbursement, recourse, exoneration, contract or otherwise, to recover from the Borrower or from any property of the Borrower any sums paid under this Guaranty. The Guarantor will not exercise or enforce any right of contribution to recover any such sums from any Person who is a co-obligor with the Borrower or a guarantor or surety of the Indebtedness or from any property of any such Person until all of the Indebtedness shall have been fully paid and discharged.

        7.    Enforcement Expenses.    The Guarantor will pay or reimburse the Lender for all costs, expenses and attorneys' fees paid or incurred by the Lender in endeavoring to collect and enforce the Indebtedness and in enforcing this Guaranty.

        8.    Lender's Rights.    The Lender shall not be obligated by reason of its acceptance of this Guaranty to engage in any transactions with or for the Borrower. Whether or not any existing relationship between the Guarantor and the Borrower has been changed or ended and whether or not this Guaranty has been terminated or revoked, the Lender may enter into transactions resulting in the creation or continuance of the Indebtedness and may otherwise agree, consent to or suffer the creation or continuance of any of the Indebtedness, without any consent or approval by the Guarantor and without any prior or subsequent notice to the Guarantor. The Guarantor's liability shall not be affected or impaired by any of the following acts or things (which the Lender is expressly authorized to do, omit or suffer from time to time, both before and after termination or revocation of this Guaranty, without consent or approval by or notice to the Guarantor): (i) any acceptance of collateral security, guarantors, accommodation parties or sureties for any or all of the Indebtedness; (ii) one or more extensions or renewals of the Indebtedness (whether or not for longer than the original period) or any modification of the interest rates, maturities, if any, or other contractual terms applicable to any of the Indebtedness or any amendment or modification of any of the terms or provisions of any loan agreement or other agreement under which the Indebtedness or any part thereof arose; (iii) any waiver or indulgence granted to the Borrower, any delay or lack of diligence in the enforcement of the Indebtedness or any failure to institute proceedings, file a claim, give any required notices or otherwise protect any of the Indebtedness; (iv) any full or partial release of, compromise or settlement with, or agreement not to sue, the Borrower or any guarantor or other Person liable in respect of any of the

2

Indebtedness; (v) any release, surrender, cancellation or other discharge of any evidence of the Indebtedness or the acceptance of any instrument in renewal or substitution therefor; (vi) any failure to obtain collateral security (including rights of setoff) for the Indebtedness, or to see to the proper or sufficient creation and perfection thereof, or to establish the priority thereof, or to preserve, protect, insure, care for, exercise or enforce any collateral security; or any modification, alteration, substitution, exchange, surrender, cancellation, termination, release or other change, impairment, limitation, loss or discharge of any collateral security; (vii) any collection, sale, lease or disposition of, or any other foreclosure or enforcement of or realization on, any collateral security; (viii) any assignment, pledge or other transfer of any of the Indebtedness or any evidence thereof; (ix) any manner, order or method of application of any payments or credits upon the Indebtedness; and (x) any election by the Lender under Section 1111(b) of the United States Bankruptcy Code. The Guarantor waives any and all defenses and discharges available to a surety, guarantor or accommodation co-obligor.

        9.    Waivers by Guarantor.    The Guarantor waives any and all defenses, claims, setoffs and discharges of the Borrower, or any other obligor, pertaining to the Indebtedness, except the defense of discharge by payment in full. Without limiting the generality of the foregoing, the Guarantor will not assert, plead or enforce against the Lender any defense of waiver, release, discharge or disallowance in bankruptcy, statute of limitations, res judicata, statute of frauds, anti-deficiency statute, fraud, incapacity, minority, usury, illegality or unenforceability which may be available to the Borrower or any other Person liable in respect of any of the Indebtedness, or any setoff available against the Lender to the Borrower or any other such Person, whether or not on account of a related transaction. The Guarantor expressly agrees that the Guarantor shall be and remain liable for any deficiency remaining after foreclosure of any mortgage or security interest securing the Indebtedness, whether or not the liability of the Borrower or any other obligor for such deficiency is discharged pursuant to statute or judicial decision. The liability of the Guarantor shall not be affected or impaired by any voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar event or proceeding affecting, the Borrower or any of its assets. The Guarantor will not assert, plead or enforce against the Lender any claim, defense or setoff available to the Guarantor against the Borrower. The Guarantor waives presentment, demand for payment, notice of dishonor or nonpayment and protest of any instrument evidencing the Indebtedness. The Lender shall not be required first to resort for payment of the Indebtedness to the Borrower or other Persons, or their properties, or first to enforce, realize upon or exhaust any collateral security for the Indebtedness, before enforcing this Guaranty.

        10.    If Payments Set Aside, etc.    If any payment applied by the Lender to the Indebtedness is thereafter set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of the Borrower or any other obligor), the Indebtedness to which such payment was applied shall for the purpose of this Guaranty be deemed to have continued in existence, notwithstanding such application, and this Guaranty shall be enforceable as to such Indebtedness as fully as if such application had never been made.

        11.    Additional Obligation of Guarantor.    The Guarantor's liability under this Guaranty is in addition to and shall be cumulative with all other liabilities of the Guarantor to the Lender as guarantor, surety, endorser, accommodation co-obligor or otherwise of any of the Indebtedness or obligation of the Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

        12.    Financial Information.    The Guarantor will deliver to the Lender all financial information concerning the Guarantor required to be delivered under the Credit Agreement.

        13.    No Duties Owed by Lender.    The Guarantor acknowledges and agrees that the Lender (i) has not made any representations or warranties with respect to, (ii) does not assume any responsibility to

3

the Guarantor for, and (iii) has no duty to provide information to the Guarantor regarding, the enforceability of any of the Indebtedness or the financial condition of the Borrower or any guarantor. The Guarantor has independently determined the creditworthiness of the Borrower and the enforceability of the Indebtedness and until the Indebtedness is paid in full will independently and without reliance on the Lender continue to make such determinations.

        14.    Miscellaneous.    This Guaranty shall be effective upon delivery to the Lender, without further act, condition or acceptance by the Lender, shall be binding upon the Guarantor and the successors and assigns of the Guarantor and shall inure to the benefit of the Lender and its participants, successors and assigns. Any invalidity or unenforceability of any provision or application of this Guaranty shall not affect other lawful provisions and application thereof, and to this end the provisions of this Guaranty are declared to be severable. This Guaranty may not be waived, modified, amended, terminated, released or otherwise changed except by a writing signed by the Guarantor and the Lender. This Guaranty shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Colorado. The Guarantor hereby (i) consents to the personal jurisdiction of the state and federal courts located in the State of Colorado in connection with any controversy related to this Guaranty; (ii) waives any argument that venue in any such forum is not convenient; (iii) agrees that any litigation initiated by the Lender or the Guarantor in connection with this Guaranty may be venued in either the state or federal courts located in the City and County of Denver, Colorado; and (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        15.    Waiver of Jury Trial.    THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, BASED ON OR PERTAINING TO THIS GUARANTY.

4

        IN WITNESS WHEREOF, this Guaranty has been duly executed by the Guarantor the date first written above.

KODIAK OIL & GAS CORPORATION
By:	/s/ LYNN A. PETERSON Lynn A. Peterson, President & CEO
Address:

STATE OF COLORADO	)
)
CITY AND COUNTY OF DENVER	)

        The foregoing instrument was acknowledged before me this 11th day of September, 2008, by Lynn A Peterson, the President &CEO of Kodiak Oil & Gas Corporation, a Yukon territory corporation, on behalf of the corporation.

/s/ SANDRA ONEIL Notary Public Sandra Oneil, Notary Public State of Colorado My Commission Expires 6/5/2010

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 MORTGAGE, SECURITY AGREEMENT,
ASSIGNMENT, FINANCING STATEMENT AND FIXTURE FILING FROM
KODIAK OIL & GAS (USA) INC. TO
BANK OF THE WEST

        THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS. THIS INSTRUMENT SECURES PAYMENT OF FUTURE ADVANCES. THIS INSTRUMENT COVERS AS-EXTRACTED COLLATERAL.

        THE OIL AND GAS INTERESTS INCLUDED IN THE PROPERTY COVERED HEREBY WILL BE FINANCED AT THE WELLHEADS OF THE WELLS LOCATED ON THE PROPERTIES DESCRIBED IN, OR THE DESCRIPTION OF WHICH IS INCORPORATED IN, EXHIBIT "A" ATTACHED HERETO AND MADE A PART HEREOF, AND THIS FINANCING STATEMENT IS TO BE FILED OR FILED FOR RECORD, AMONG OTHER PLACES, IN THE REAL ESTATE RECORDS PURSUANT TO APPLICABLE LAW.

        THOSE PORTIONS OF THE COLLATERAL WHICH ARE MINERALS OR OTHER SUBSTANCES OF VALUE WHICH MAY BE EXTRACTED FROM THE EARTH (INCLUDING, WITHOUT LIMITATION, OIL AND GAS), AND THE ACCOUNTS RELATING THERETO, WILL BE FINANCED AT THE WELLHEADS OF THE WELLS LOCATED ON THE PROPERTIES DESCRIBED IN, OR THE DESCRIPTION OF WHICH IS INCORPORATED IN, EXHIBIT "A." MORTGAGOR HAS AN INTEREST IN SUCH EXTRACTED MINERALS AND OTHER SUBSTANCES OF VALUE BEFORE EXTRACTION.

        SOME OF THE PERSONAL PROPERTY CONSTITUTING A PORTION OF THE COLLATERAL IS OR IS TO BE AFFIXED TO THE PROPERTIES DESCRIBED IN, OR THE DESCRIPTION OF WHICH IS INCORPORATED IN, EXHIBIT "A." MORTGAGOR HAS AN INTEREST OF RECORD IN THE REAL ESTATE CONCERNED, WHICH IS DESCRIBED IN, OR THE DESCRIPTION OF WHICH IS INCORPORATED IN, EXHIBIT "A."

        A POWER OF SALE HAS BEEN GRANTED IN THIS MORTGAGE. A POWER OF SALE MAY ALLOW THE MORTGAGEE TO TAKE THE COLLATERAL AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON DEFAULT BY MORTGAGOR HEREUNDER.

        MORTGAGOR HEREBY AUTHORIZES BOTW TO FILE ONE OR MORE FINANCING STATEMENTS COVERING ALL PERSONAL PROPERTY OF MORTGAGOR.

        THIS INSTRUMENT WAS PREPARED BY, AND WHEN RECORDED SHOULD BE RETURNED TO:

  John R. Chadd
  Beatty & Wozniak, P.C.
  216 16th Street, Suite 1100
  Denver, CO 80202

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 MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT, FINANCING
STATEMENT AND FIXTURE FILING

        THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT, FINANCING STATEMENT AND FIXTURE FILING (this "Instrument"), dated as of September 11, 2008, is from KODIAK OIL & GAS (USA) INC., a Colorado corporation ("Mortgagor"), Colorado Entity ID # 20031303362, with an address at 1625 Broadway, Suite 250, Denver, Colorado 80202, to BANK OF THE WEST ("BOTW"), with an address at 633 17th Street, Suite 2000, Denver, Colorado 80202.

        IN CONSIDERATION of the sum of ten dollars ($10.00) in hand paid by BOTW to Mortgagor and of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

        Pursuant to the terms of a Credit Agreement dated as of September 11, 2008, as the same may hereafter be amended, modified, extended or amended and restated from time to time (the "Credit Agreement"), BOTW is to make available to Mortgagor a revolving line of credit. In addition, Mortgagor may heretofore have incurred, or may hereafter incur, obligations to BOTW in connection with commodity hedge agreements, commodity swap agreements, exchange agreements, collar agreements or cap agreements, fixed price agreements or other agreements or arrangements designed to protect Mortgagor against fluctuations in interest rates, currency exchange rates and/or the prices of oil, gas or other hydrocarbons ("Hedging Obligations"). Mortgagor's obligations under or in connection with the above-described revolving line of credit or such Hedging Obligations are intended to be secured by the liens, security interests and assignments granted pursuant to this Instrument.

        All of the property described under 1 through 8 below, to the extent owned by Mortgagor, is herein collectively called the "Collateral":

          1.     All of the present right, title and interest of Mortgagor and any and all additional interests hereafter acquired by Mortgagor (all of the foregoing being herein collectively called the "Interests"), including without limitation the working interests and net revenue interests, if any, set forth in Exhibit "A": (a) in and to all of the fee estates, surface estates, easements, rights-of-way, mineral estates, leasehold estates, oil and gas leases, oil, gas and mineral leases, licenses, subleases and sublicenses described or referred to in Exhibit "A" attached hereto and made a part hereof or covering or relating to all or any part of the land described in Exhibit "A" or the description of which is incorporated in Exhibit "A", and (b) in and to any other interests covering or relating to all or any part of the land described in Exhibit "A" or the description of which is incorporated in Exhibit "A" (the "Land");

          2.     All of the oil, gas, casinghead gas, coalbed methane and other hydrocarbons, whether solid, liquid or gaseous, and all other associated or related substances ("Hydrocarbons") owned by Mortgagor, in, on or attributable to any of the Interests, including without limitation all of the severed and extracted Hydrocarbons owned by Mortgagor and any and all "as-extracted collateral" (as defined in the applicable version of the Uniform Commercial Code);

          3.     All of the items incorporated as part of or attributed or affixed to any of the real property included in the Interests;

          4.     All wells, platforms, derricks, casing, tubing, tanks, tank batteries, separators, dehydrators, compressors, rods, pumps, flow lines, water lines, gas lines, machinery, pipelines, power lines and other goods and equipment, and all other personal property and fixtures, now or hereafter owned, leased or used by Mortgagor, in, on or attributable to any of the Interests, including without limitation any and all such items which are used or purchased for the production, treatment, storage, transportation, manufacture or sale of Hydrocarbons and any and all such items described on Exhibit "A";

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          5.     All of the inventory, accounts, contract rights, chattel paper, payment intangibles, promissory notes, supporting obligations and general intangibles of Mortgagor, whether heretofore or hereafter arising, in connection with any of the Interests, including without limitation those arising under any contract or agreement relating to the exploration for Hydrocarbons, the operation of any property for the production of Hydrocarbons or the treatment, storage, transportation, gathering, handling, processing, manufacture, sale or marketing of Hydrocarbons, including without limitation any of the foregoing described on Exhibit "A" and any and all operating, pooling, commodity hedge, swap, exchange, forward, futures, floor, collar or cap agreements entered into by or on behalf of Mortgagor or to which Mortgagor is a party or has rights;

          6.     All logs, maps, geologic data, seismic data, gravitational data, magnetic data, other geophysical data, geochemical data, engineering data, formation tests, core samples, drilling reports, division orders, transfer orders, title opinions, reserve reports, lease files, well files and other information, data and records, whether in paper, electronic or any other form, and related computer hardware and software;

          7.     All of the rights, privileges, benefits, hereditaments and appurtenances in any way belonging, incidental or appertaining to any of the property described under Paragraphs 1 through 6 above; and

          8.     All of the proceeds and products of the property described under Paragraphs 1 through 7 above, including without limitation condemnation awards and the proceeds of any and all insurance policies covering all or any part of said property, in accordance with the terms of this Instrument, and, to the extent they may constitute proceeds, instruments, accounts, chattel paper, payment intangibles, promissory notes, supporting obligations, securities, general intangibles and contract rights.

        IN CONSIDERATION of the sum of ten dollars ($10.00) in hand paid to Mortgagor, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor hereby:

          A.    Grants, bargains, sells, assigns, transfers, pledges, mortgages and conveys, and grants a security interest in, the Collateral to BOTW, WITH POWER OF SALE pursuant to this Instrument and applicable law; TO HAVE AND TO HOLD the Collateral to BOTW and its successors and assigns forever, subject to all of the terms, conditions, covenants and agreements herein set forth, for the security and benefit of BOTW; and

          B.    Assigns to BOTW, to the extent owned by Mortgagor, all of the severed and extracted Hydrocarbons produced from or attributed to any of the Collateral, together with all amounts that become payable to Mortgagor with respect to any of the Collateral, whether now owned or hereafter acquired, and all of the proceeds thereof.

        AND in furtherance thereof Mortgagor warrants, represents, covenants and agrees as follows:

IX.    OBLIGATIONS

         SECTION 1.1    This Instrument is executed, acknowledged and delivered by Mortgagor to secure and enforce the following obligations (herein called the "Obligations"):

          A.    Payment of and performance of all obligations of Mortgagor under or in connection with the Promissory Note dated September 11, 2008, as the same may hereafter be amended, renewed, extended or substituted for (the "Note"), made by Mortgagor, in the face amount of $20,000,000, payable to the order of BOTW on or before September 11, 2010 (or such earlier date as may be specified in the Credit Agreement), with interest at the rates described in the Credit Agreement;

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          B.    All indebtedness, liabilities and obligations of Mortgagor to BOTW, of every kind and character, now existing or hereafter arising, pursuant to the Credit Agreement, including, without limitation, Hedging Obligations arising pursuant to the Credit Agreement;

          C.    Payment of all sums advanced and costs and expenses incurred by BOTW (whether directly or indirectly and including without limitation all legal fees) in connection with the Obligations or any part thereof, any renewal, extension or change of or substitution for the Obligations or any part thereof, or the acquisition or perfection of the security therefor, whether such advances, costs and expenses were made or incurred at the request of Mortgagor or BOTW;

          D.    Payment of all other indebtedness and liabilities and performance of all other obligations of Mortgagor to BOTW arising pursuant to this Instrument or in connection with this Instrument; and

          E.    All renewals, extensions, amendments and changes of, or substitutions or replacements for, all or any part of the items described under A through D above; provided that such renewals, extensions, amendments, changes of, or substitutions or replacements for, all or any part of the foregoing:

            (1)   shall not exceed $20,000,000 in aggregate outstanding principal amount at any time;

            (2)   shall have been made on or before September 11, 2010; and

            (3)   shall completely mature on or before September 11, 2016.

        SECTION 1.2    The maximum amount of the Obligations that may be outstanding at any time or from time to time that shall be secured by this Instrument, including as a mortgage or as a pledge or assignment of Hydrocarbons, is $20,000,000.

X.    WARRANTIES, REPRESENTATIONS AND COVENANTS

         SECTION 2.1    Mortgagor warrants, represents and covenants to and with BOTW that: (a) Mortgagor has the right to receive at all times the "Net Revenue Interest" specified in Exhibit "A" of all Hydrocarbons produced from the wells located on the Collateral; (b) Mortgagor's share of development and operating costs with respect to any of the wells or properties included in the Collateral is no greater than the "Working Interest" specified in Exhibit "A" for that well or property (unless Mortgagor's right to receive production proceeds from such well or property has been increased by a proportionate amount over the applicable "Net Revenue Interest" specified for such well or property in Exhibit "A"); (c) Mortgagor is the lawful owner of good and defensible title to the Collateral, free and clear of all liens, security interests, encumbrances and burdens, except liens, security interests and other matters permitted by the terms of the Credit Agreement; (d) each loan, the payment of which constitutes an Obligation hereunder, is or shall be for a business or commercial purpose; and (e) Mortgagor will forever defend the title to the Collateral against the claims of all persons whomsoever claiming or to claim the same or any part thereof.

         SECTION 2.2    Mortgagor covenants that, so long as any part of the Obligations remains unpaid or unsatisfied, unless BOTW shall have otherwise consented in writing:

          A.    Mortgagor shall promptly and, insofar as not contrary to applicable law, at Mortgagor's own expense, file and refile in such offices, at such times and as often as may be necessary, this Instrument and every other instrument in addition or supplemental hereto, including applicable financing statements, as may be necessary to create, perfect, maintain and preserve the lien, encumbrance and security interest intended to be created hereby and the rights and remedies of BOTW hereunder;

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          B.    Mortgagor shall execute, acknowledge and deliver to BOTW such other and further instruments and do such other acts as in the reasonable opinion of BOTW may be necessary or desirable to more fully identify and subject to the lien, encumbrance and security interest and assignment created hereby any property intended by the terms hereof to be covered hereby, to assure the first priority thereof, and otherwise to effect the intent of this Instrument, promptly upon request of BOTW and at Mortgagor's expense; and

          C.    If the title, interest, lien or encumbrance, as the case may be, of Mortgagor or BOTW to the Collateral or any part thereof, or the security of this Instrument, or the rights or powers of BOTW hereunder, shall be attacked, either directly or indirectly, or if any legal proceedings are commenced involving Mortgagor or the Collateral, Mortgagor shall promptly give written notice thereof to BOTW and at Mortgagor's own expense shall take all reasonable steps diligently to defend against any such attack or proceedings; and BOTW may take such independent action in connection therewith as it may in its discretion deem advisable, and all costs and expenses, including, without limitation, reasonable attorneys' fees and legal expenses, incurred by BOTW in connection therewith shall be a demand obligation owing by Mortgagor to BOTW, shall bear interest at the applicable rate provided in the Credit Agreement, and shall be a part of the Obligations.

XI.    COLLECTION OF PROCEEDS OF PRODUCTION

         SECTION 3.1    Pursuant to the assignment made by Mortgagor in paragraph B of the granting clause of this Instrument, BOTW is entitled to receive all of the severed and extracted Hydrocarbons produced from or attributed to all of the Interests, together with all of the proceeds thereof. Mortgagor acknowledges and agrees that said assignment is intended to be an absolute and unconditional assignment and not merely a pledge of or creation of a security interest therein or assignment as additional security. Mortgagor hereby authorizes and directs all parties producing, purchasing, receiving or having in their possession any such Hydrocarbons or proceeds to treat and regard BOTW as the party entitled, in Mortgagor's place and stead, to receive such Hydrocarbons and proceeds; and said parties shall be fully protected in so treating and regarding BOTW and shall be under no obligation to see to the application by BOTW of any such proceeds received by it.

         SECTION 3.2    All of the proceeds received by BOTW pursuant to Section 3.1 shall be applied by BOTW in accordance with the terms of the Credit Agreement and Section 5.10 below.

         SECTION 3.3    Upon any sale of any of the Collateral by or for the benefit of BOTW pursuant to Article V, the Hydrocarbons thereafter produced from or attributed to the part of the Collateral so sold, and the proceeds thereof, shall be included in such sale and shall pass to the purchaser free and clear of the provisions of this Article.

         SECTION 3.4    BOTW is hereby absolved from all liability for failure to enforce collection of any such Hydrocarbons or proceeds and from all other responsibility in connection therewith, except the responsibility to account to Mortgagor for proceeds actually received.

         SECTION 3.5    Mortgagor shall indemnify BOTW against all claims, actions, liabilities, judgments, costs, attorneys' fees and other charges of whatsoever kind or nature (herein called "Claims") made against or incurred by BOTW as a consequence of the assertion, either before or after the payment in full of the Obligations, that BOTW received Hydrocarbons or proceeds pursuant to this Article which were claimed by or due to third persons. BOTW shall have the right to employ attorneys and to defend against any Claims, and unless furnished with reasonable indemnity, BOTW shall have the right to pay or compromise and adjust all Claims. Mortgagor shall indemnify and pay to BOTW all such amounts as may be paid in respect thereof or as may be successfully adjudicated against BOTW. The liabilities of Mortgagor as set forth in this Section shall survive the termination of this Instrument.

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         SECTION 3.6    Nothing in this Instrument shall be deemed or construed to create a delegation to or assumption by BOTW of the duties and obligations of Mortgagor under any agreement or contract relating to the Collateral or any portion thereof, and all of the parties to any such contract shall continue to look to Mortgagor for performance of all covenants and other obligations and the satisfaction of all representations and warranties of Mortgagor thereunder, notwithstanding the assignment of production and proceeds herein made or the exercise by BOTW, prior to foreclosure, of any of its rights hereunder or under applicable law.

XII.    TERMINATION

        If all of the Obligations of Mortgagor shall be paid or performed in full pursuant to the terms and conditions of this Instrument and the instruments evidencing the Obligations and if BOTW has no further obligation to make advances to Mortgagor or in connection with Hedging Obligations of Mortgagor, then BOTW shall, promptly after the request of Mortgagor, execute, acknowledge and deliver to Mortgagor proper instruments in recordable form evidencing the termination and release of this Instrument. Mortgagor shall pay all reasonable legal fees and other out-of-pocket expenses incurred by BOTW for preparing and reviewing such instruments of termination and the execution and delivery thereof, and BOTW may require payment of the same prior to delivery of such instruments. Otherwise, this Instrument shall remain and continue in full force and effect.

XIII.    DEFAULT

         SECTION 5.1    The occurrence of any "Event of Default" or "Default" (as described in the Credit Agreement or in any agreement entered into in connection with the Hedging Obligations), including without limitation the expiration of any applicable grace period (an "Event of Default"), shall, automatically (as described in the Credit Agreement or in any agreement entered into in connection with the Hedging Obligations), or at the option of BOTW, make all amounts then remaining unpaid on the Obligations immediately due and payable, and the liens, encumbrances and security interests evidenced or created hereby shall be subject to foreclosure in any manner provided for herein or provided for by law.

         SECTION 5.2    Upon the occurrence and during the continuance of any Event of Default, BOTW may elect to treat the fixtures included in the Collateral either as real property or as personal property, but not as both, and proceed to exercise such rights as apply to the type of property selected.

         SECTION 5.3    Upon the occurrence and during the continuance of any Event of Default, in addition to all other rights and remedies herein conferred, BOTW shall have all of the rights and remedies of a mortgagee under a mortgage with respect to all of the Collateral. This Instrument shall be effective as a mortgage, and, upon the occurrence of an Event of Default, may be foreclosed as to any of the Collateral in any manner permitted by applicable law, and any foreclosure suit may be brought by BOTW. The provisions set forth in this Section 5.3 shall not in any way limit any other provision of this Instrument. Upon the occurrence and during the continuance of an Event of Default, BOTW shall, to the extent permitted by applicable law, have the right and power, but not the obligation, to enter upon and take immediate possession of the real property included in the Collateral or any part thereof, to exclude Mortgagor therefrom, to hold, use, operate, manage and control such real property, to make all such repairs, replacements, alterations, additions and improvements to the same as BOTW may deem proper, to sell all of the severed and extracted Hydrocarbons included in the same subject to the provisions of Article III, to demand, collect and retain all other earnings, proceeds and other sums due or to become due with respect to such real property, accounting for and applying to the payment of the Obligations only the net earnings arising therefrom after charging against the receipts therefrom all costs, expenses, charges, damages and losses incurred by reason thereof plus interest thereon at an annual rate which equals the default rate of interest payable on

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overdue principal, as described in the Credit Agreement, as fully and effectually as if BOTW were the absolute owner of such real property and without any liability to Mortgagor in connection therewith.

         SECTION 5.4    Upon the occurrence and during the continuance of any Event of Default, BOTW, in lieu of or in addition to exercising any other power, right or remedy herein granted or by law or equity conferred, may proceed by an action or actions in equity or at law for the seizure and sale of the real property included in the Collateral or any part thereof, for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power, right or remedy herein granted or by law or equity conferred, for the foreclosure or sale of such real property or any part thereof under the judgment or decree of any court of competent jurisdiction, for the appointment of a receiver pending any foreclosure hereunder or the sale of such real property or any part thereof or for the enforcement of any other appropriate equitable or legal remedy.

         SECTION 5.5    Upon the occurrence and during the continuance of any Event of Default, in addition to all other powers, rights and remedies herein granted or by law or equity conferred, BOTW shall have all of the rights and remedies of an assignee and secured party granted by applicable law, including the Uniform Commercial Code, and shall, to the extent permitted by applicable law, have the right and power, but not the obligation, to take possession of the personal property included in the Collateral, and for that purpose BOTW may enter upon any premises on which any or all of such personal property is located and take possession of and operate such personal property or remove the same therefrom. BOTW may require Mortgagor to assemble such personal property and make it available to BOTW at a place to be designated by BOTW which is reasonably convenient to both parties. The following presumptions shall exist and shall be deemed conclusive with regard to the exercise by BOTW of any of its remedies with respect to personal property:

          A.    If notice is required by applicable law, at least five days' prior written notice of the time and place of any public sale or of the time after which any private sale or any other intended disposition thereof is to be made shall be reasonable notice to Mortgagor. No such notice is necessary if such property is perishable, threatens to decline speedily in value or is of a type customarily sold on a recognized market.

          B.    Without in any way limiting the right and authority of BOTW to sell or otherwise dispose of Collateral in a commercially reasonable manner, the following, or any of them, shall be considered commercially reasonable: (1) BOTW may hold a public sale of the Collateral in Denver, Colorado, or San Francisco, California, after having provided Mortgagor with at least five days' notice of such sale (or such minimum notice as required by law, whichever is greater) and after having published notice of such sale by an advertisement in such publication as may be permitted or required under applicable state law, as BOTW determines to be appropriate (which advertisement may be placed in the "classified" section), for a period of not less than five consecutive issues commencing not more than ten days prior to the sale; (2) the Collateral may be sold for cash; and (3) BOTW or any other person owning, directly or indirectly, any interest in any of the Obligations may be a purchaser at such sale.

        SECTION 5.6    Upon the occurrence and during the continuance of any Event of Default, BOTW may, with respect to all or any portion of the Collateral, subject to any mandatory requirements of applicable law, sell or have sold the real property or interests therein included in the Collateral or any part thereof at one or more sales, as an entirety or in parcels, at such place or places and otherwise in such manner and upon such notice as may be required by law or by this Instrument, or, in the absence of any such requirement, as BOTW may deem appropriate. BOTW may postpone the sale of such real property or interests therein or any part thereof by public announcement at the time and place of such sale, and from time to time thereafter may further postpone such sale by public announcement made at the time of sale fixed by the preceding postponement. Sale of a part of such real property or interests therein or any defective or irregular sale hereunder will not exhaust the power of sale, and sales may

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be made from time to time until all such property is sold without defect or irregularity or the Obligations are paid in full. BOTW shall have the right to appoint one or more attorneys-in-fact to act in conducting the foreclosure sale and executing a deed to the purchaser. It shall not be necessary for any of the Collateral at any such sale to be physically present or constructively in the possession of BOTW.

         SECTION 5.7    BOTW or any other person owning, directly or indirectly, any interest in any of the Obligations shall have the right to become the purchaser at any sale made pursuant to the provisions of this Article V and shall have the right to credit upon the amount of the bid made therefor the amount payable to it under or in connection with the Obligations. Recitals contained in any conveyance to any purchaser at any sale made hereunder will conclusively establish the truth and accuracy of the matters therein stated, including without limitation nonpayment of the Obligations and advertisement and conduct of such sale in the manner provided herein or provided by law. Mortgagor hereby ratifies and confirms all legal acts that BOTW may do in carrying out the provisions of this Instrument.

         SECTION 5.8    Effective upon the occurrence and during the continuance of any Event of Default, Mortgagor hereby waives and relinquishes, to the maximum extent permitted by law, and subject to any mandatory requirements of applicable law, Mortgagor hereby agrees that Mortgagor shall not at any time hereafter have or assert, any right under any law pertaining to: marshalling, whether of assets or liens, the sale of property in the inverse order of alienation, the exemption of homesteads, the administration of estates of decedents, appraisement, valuation, stay, extension, redemption, subrogation, or abatement, suspension, deferment, diminution or reduction of any of the Obligations (including, without limitation, setoff), now or hereafter in force. Mortgagor expressly agrees that BOTW may offer the Collateral as a whole or in such parcels or lots as BOTW, in its sole discretion elects, regardless of the manner in which the Collateral may be described.

         SECTION 5.9    All costs and expenses (including reasonable attorneys' fees, legal expenses, filing fees, and mortgage, transfer, stamp and other excise taxes) incurred by BOTW in perfecting, protecting and enforcing its rights hereunder, whether or not an Event of Default shall have occurred, shall be a demand obligation of Mortgagor to BOTW and shall bear interest at the applicable rate provided in the Credit Agreement, all of which shall be part of the Obligations.

         SECTION 5.10    The proceeds of any sale of the Collateral or any part thereof made pursuant to this Article V shall be applied as follows:

          A.    First, to the payment of all costs and expenses incident to the enforcement of this Instrument, including, without limitation, a reasonable compensation to the agents, attorneys and counsel of BOTW;

          B.    Second, to the payment or prepayment of the Obligations, in such order as BOTW shall elect; and

          C.    Third, the remainder, if any, shall be paid to Mortgagor or such other person or persons as may be entitled thereto by law.

        SECTION 5.11    Upon any sale made under the powers of sale herein granted and conferred, the receipt of BOTW will be sufficient discharge to the purchaser or purchasers at any sale for the purchase money, and such purchaser or purchasers and the heirs, devisees, personal representatives, successors and assigns thereof will not, after paying such purchase money and receiving such receipt of BOTW, be obligated to see to the application thereof or be in any way answerable for any loss, misapplication or non-application thereof.

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 XIV.    MISCELLANEOUS PROVISIONS

         SECTION 6.1    Each and every right, power and remedy hereby granted to BOTW shall be cumulative and not exclusive, and each and every right, power and remedy whether specifically hereby granted or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by BOTW, and the exercise of any such right, power or remedy will not be deemed a waiver of the right to exercise, at the same time or thereafter, any other right, power or remedy. All changes to and modifications of this Instrument must be in writing and signed by Mortgagor and BOTW.

         SECTION 6.2    If any provision hereof or of any of the other documents constituting, evidencing or creating all or any part of the Obligations is invalid or unenforceable in any jurisdiction, the other provisions hereof or of said documents shall remain in full force and effect in such jurisdiction and the remaining provisions hereof will be liberally construed in favor of BOTW in order to carry out the provisions hereof and of such other documents. The invalidity of any provision of this Instrument in any jurisdiction will not affect the validity or enforceability of any such provision in any other jurisdiction.

         SECTION 6.3    This Instrument will be deemed to be and may be enforced from time to time as an assignment, contract, financing statement, real estate mortgage, or security agreement, and from time to time as any one or more thereof, as is appropriate under applicable state law. A carbon, photographic or other reproduction of this Instrument or any financing statement in connection herewith shall be sufficient as a financing statement for any and all purposes.

         SECTION 6.4    Notwithstanding anything to the contrary contained herein, no rate of interest required hereunder or under the Obligations shall exceed the maximum legal rate under applicable law, and, in the event any such rate is found to exceed such maximum legal rate, Mortgagor shall be required to pay only such maximum legal rate.

         SECTION 6.5    Insofar as permitted by otherwise applicable law, this Instrument and the Obligations shall be construed under and governed by the laws of the State of Colorado (excluding choice of law and conflict of law rules); provided, however, that, with respect to any portion of the Collateral located outside of the State of Colorado, the laws of the place in which such property is located shall apply to the extent necessary to permit BOTW to enforce or realize upon its rights and remedies hereunder with respect to such property, and any such enforcement or realization proceedings shall be conducted in compliance with the applicable laws of the state where the Collateral is located.

         SECTION 6.6    This instrument may be executed in any number of counterparts, each of which will for all purposes be deemed to be an original, and all of which are identical except that: (a) to facilitate recordation, in particular counterparts hereof, portions of Exhibit "A" hereto which describe properties situated in counties or parishes other than the county or parish in which the counterpart is to be recorded have been omitted, and (b) to accommodate different execution formalities for different states in which the Collateral is located, the signature blocks and title pages in counterparts to be filed in certain states may contain captions, witnesses, acceptances and other formalities not included in other counterparts. Each counterpart shall be deemed to be an original for all purposes, and all counterparts shall together constitute but one and the same instrument.

         SECTION 6.7    Unless otherwise specified in Exhibit "A" hereto, all recording references in Exhibit "A" hereto are to the official real property records of the county in which the affected land is located. The references in Exhibit "A" hereto to liens, encumbrances and other burdens shall not be deemed to recognize or create any rights in third parties.

         SECTION 6.8    All deliveries and notices hereunder shall be deemed to have been duly made or given if made or given in conformity with the provisions of the Credit Agreement.

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         SECTION 6.9    This Instrument shall bind and inure to the benefit of the respective successors and assigns of Mortgagor and BOTW, including, without limitation, any and all other banks, lending institutions and parties which may participate in the indebtedness evidenced by the Obligations or any of them. Notwithstanding any other provision contained herein, if any property interest granted by this Instrument does not vest on the execution and delivery of this Instrument, it shall vest, if at all, no later than 20 years after the execution and delivery of this Instrument. As used herein, the term "person" shall mean individual, corporation, limited liability company, partnership, joint venture, agency or other form of entity or association.

         SECTION 6.10    Some of the above goods are or are to become fixtures on the Land. The above described minerals or other substances of value which may be extracted from the earth (including without limitation oil and gas), and the accounts relating thereto will be financed at the wellhead of the well or wells located on the Land. This Instrument is to be filed for record in, among other places, the real estate records of each county in which the affected real estate is located; to wit, all of those listed in Exhibit "A." Mortgagor is the owner of a record interest in a portion of the real estate concerned. The mailing address of Mortgagor and the address of BOTW from which information concerning the security interest may be obtained are as set forth above.

         SECTION 6.11    BOTW shall be entitled to enforce payment of any indebtedness and performance of any other of the Obligations secured hereby and to exercise all rights and powers under this Instrument or under any other instrument or other agreement or any laws now or hereafter in force, notwithstanding the fact that some or all of said indebtedness and other Obligations secured hereby may now or hereafter be otherwise secured, whether by mortgage, deed of trust, pledge, lien, assignment or otherwise. Neither the acceptance of this Instrument nor its enforcement, whether by court action or pursuant to the power of sale or other powers herein contained shall prejudice or in any manner affect BOTW's right to realize upon or enforce any other security now or hereafter held by BOTW, it being agreed that BOTW shall be entitled to enforce this Instrument and any other security now or hereafter held by BOTW in such order and manner as it may in its absolute discretion determine.

        EXECUTED as of the date first above written.

KODIAK OIL & GAS (USA) INC.
	By:	/s/ LYNN A. PETERSON Lynn A. Peterson, President & CEO
STATE OF COLORADO	) ) ss.
CITY AND COUNTY OF DENVER	)

        Subscribed and sworn to before me this 11th day of September, 2008 by Lynn A Peterson, as President &CEO of Kodiak Oil & Gas (USA) Inc.

        Witness my hand and official seal.

        My commission expires: 06/05/2010.

/s/ SANDRA ONEIL Notary Public Sandra Oneil, Notary Public State of Colorado My Commission Expires 6/5/2010

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 PREAMBLE TO

EXHIBIT "A"

        Well names, unit designations, unit tract descriptions and descriptions of undivided leasehold interests, Net Revenue Interests and Working Interests contained in Exhibit "A" shall not be deemed to limit the interests covered hereby.

        Reference is made to the land descriptions contained in the documents of title recorded as described in Exhibit "A." To the extent that any land description in Exhibit "A" is incorrect or not legally sufficient, the land descriptions contained in the leases or other documents recorded as described in Exhibit "A" are incorporated herein by this reference.

        Unless provided otherwise, all recording references in Exhibit "A" are to the official real property records of the county or counties in which the Interests are located and in which records such documents are or in the past have been customarily recorded, whether Deed Records, Oil and Gas Records, Oil and Gas Lease Records or other records.

        Unless marked with a percentage symbol (%), the "Working Interests" ("WI") and "Net Revenue Interests" ("NRI") described in Exhibit "A" are expressed in decimal equivalents, e.g., 1.00 = 100 percent.

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September 11, 2008

Kodiak Oil & Gas (USA) Inc.
1625 Broadway, Suite 250
Denver, Colorado 80202

Gentlemen:

        Reference is made to that certain Credit Agreement dated as of September 11, 2008, between Kodiak Oil & Gas (USA) Inc., as borrower ("Borrower"), and Bank of the West, as lender (the "Bank"). The above-described Credit Agreement, as it may be amended from time to time, is herein referred to as the "Credit Agreement." Reference is also made to that certain Promissory Note dated September 11, 2008 (the "Note"), in the face amount of $20,000,000, made by Borrower, payable to the order of the Bank.

        Payment of the indebtedness owing to the Bank by Borrower is secured by a Mortgage, Security Agreement, Assignment, Financing Statement and Fixture Filing dated as of September 11, 2008 (the "Mortgage"), from Borrower to the Bank.

        Pursuant to the terms of the Mortgage, Borrower has assigned to the Bank the proceeds of the sales of oil and gas from the properties described in the Mortgage (the "Proceeds") and has granted to the Bank the right to receive all of the Proceeds directly and to apply them in satisfaction of the obligations of Borrower to the Bank.

        Notwithstanding anything to the contrary contained in the Mortgage or in the Credit Agreement, the Bank hereby consents to the suspension of its right to receive the Proceeds directly and grants to Borrower a revocable license to collect the Proceeds, unless and until the Bank elects to revoke such consent and to terminate such license by notice to Borrower in accordance with the notice provisions of the Credit Agreement. Borrower and the Bank understand and agree that the Bank may elect to exercise its right to receive the Proceeds only upon the occurrence of an Event of Default (as defined in the Credit Agreement).

        Nothing contained herein will limit the obligation of Borrower to make payments of principal and interest as set forth in the Credit Agreement at the times and in the amounts specified therein.

        In the event the Bank does revoke the license granted to Borrower and the suspension of its right to receive the Proceeds as provided herein, upon such revocation, Borrower will then and thereafter receive and hold any such Proceeds as are received in trust pursuant to the relevant sections of the Mortgage and the Credit Agreement for the purpose of protecting the Bank's security interest in the Proceeds and will promptly pay over any and all such Proceeds to the Bank.

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        Please indicate your acceptance below.

Very truly yours,
BANK OF THE WEST
By:	/s/ DUC DUONG
Name:	Duc Duong
Title:	Vice President

ACCEPTED AND AGREED TO: KODIAK OIL & GAS (USA) INC.
By:	/s/ LYNN A. PETERSON Lynn A. Peterson, President & CEO

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 OMNIBUS CERTIFICATE

        The undersigned, Lynn A. Peterson, in his capacity as President &CEO of Kodiak Oil & Gas (USA) Inc., a Colorado corporation (the "Company"), hereby certifies as follows:

        1.     Attached hereto is a true and complete copy of the Articles of Incorporation of the Company and any and all amendments thereto, all as in effect on the date hereof.

        2.     Attached hereto is a true and complete copy of the Bylaws of the Company, and any and all amendments thereto, all as in effect on the date hereof.

        3.     Attached hereto is a true and complete copy of certain Resolutions duly adopted by the Directors of the Company authorizing the Company to enter into the Credit Agreement dated as of September 11, 2008 (the "Credit Agreement"), between the Company, as borrower, and Bank of the West, as lender, and any and all related promissory notes, security documents and other documents. Said Resolutions have not been amended, modified or revoked in any respect and are in full force and effect as of the date hereof.

        4.     The following person(s) is(are) duly authorized to execute Loan Documents (as defined in the Credit Agreement) on behalf of the Company:

Name and Capacity	Specimen Signature
Lynn A. Peterson, President & CEO	/s/ LYNN A. PETERSON
Keith Doss, Chief Financial Officer	/s/ KEITH DOSS

        EXECUTED by the undersigned as of the 11th day of September, 2008.

/s/ LYNN A. PETERSON Lynn A. Peterson, President & CEO

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EXHIBIT "A"

[Schedule of leases to be provided by Mortgagor to BOTW from time to time]

QuickLinks

  Exhibit 10.1
CREDIT AGREEMENT
TABLE OF CONTENTS
CREDIT AGREEMENT
AGREEMENT
I. DEFINITIONS AND REFERENCES
II. THE LOANS
III. SECURITY; FEES; LIBOR PROVISIONS; TAXES; INCREASED CAPITAL
IV. CONDITIONS PRECEDENT TO LOANS
V. REPRESENTATIONS AND WARRANTIES
VI. COVENANTS OF BORROWER
VII. EVENTS OF DEFAULT AND REMEDIES
VIII. MISCELLANEOUS
EXHIBIT A PROMISSORY NOTE
EXHIBIT B ADVANCE REQUEST
EXHIBIT C REQUEST FOR ISSUANCE OF LETTER OF CREDIT
EXHIBIT D INTEREST RATE ELECTION
EXHIBIT E COMPLIANCE REPORT
SCHEDULE A BORROWING BASE PROPERTIES
GUARANTY BY CORPORATION
MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT, FINANCING STATEMENT AND FIXTURE FILING FROM KODIAK OIL & GAS (USA) INC. TO BANK OF THE WEST
MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT, FINANCING STATEMENT AND FIXTURE FILING
IX. OBLIGATIONS
X. WARRANTIES, REPRESENTATIONS AND COVENANTS
XI. COLLECTION OF PROCEEDS OF PRODUCTION
XII. TERMINATION
XIII. DEFAULT
XIV. MISCELLANEOUS PROVISIONS
PREAMBLE TO EXHIBIT "A"
OMNIBUS CERTIFICATE